Exhibit 2.1

ASSET PURCHASE AGREEMENT

by

and

among

INSIGHT HEALTH CORP.,

COMPREHENSIVE MEDICAL IMAGING, INC.,

COMPREHENSIVE MEDICAL IMAGING CENTERS, INC.

and

CARDINAL HEALTH 414, INC.

Dated as of January 6, 2003

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS

ARTICLE 2. PURCHASE AND SALE OF ASSETS
2.1	Purchase and Sale of Assets.
2.2	Assumed Liabilities.
2.3	Purchase Price; Adjustments.
2.4	Allocation of the Purchase Price.
2.5	Closings.
2.6	Deliveries at the Initial Closing.
2.7	Deliveries at each Closing.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTIONS
3.1	Representations and Warranties of Parent.
3.2	Representations and Warranties of Buyer.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER
4.1	Corporate Status.
4.2	Power and Authority; Enforceability.
4.3	No Violation.
4.4	Brokers’ Fees.
4.5	Financial Statements.
4.6	Subsequent Events.
4.7	Liabilities.
4.8	Legal Compliance.
4.9	Tax Matters.
4.10	Real Property and Leaseholds.
4.11	Intellectual Property.
4.12	Contracts.
4.13	Litigation.
4.14	Labor; Employees.
4.15	Employee Benefits.
4.16	Environmental, Health, and Safety Matters.
4.17	Availability, Title to, and Condition of Subject Assets.
4.18	Accounts Receivable and Payable.
4.19	Insurance.
4.20	Regulatory Matters.
4.21	Medicare/Medicaid Participation.
4.22	Affiliate Transactions.

ARTICLE 5. PRE-CLOSING COVENANTS
5.1	General.
5.2	Notices and Consents.
5.3	Operation of Business.

i

5.4	Preservation of Business.
5.5	Full Access.
5.6	Confidentiality.
5.7	Affiliated Transactions.
5.8	Notification.
5.9	No Negotiation.
5.10	Payment of Liabilities.
5.11	Bulk Sales Laws.
5.12	Audited Financial Statements.
5.13	Release of Guarantees.
5.14	Acquisition of MDS Centers.
5.15	Konica Agreement.
5.16	Financing.
5.17	Interviews with Radiologists.

ARTICLE 6. POST-CLOSING COVENANTS
6.1	General.
6.2	Litigation Support.
6.3	Cooperation with Respect to Tax Matters.
6.4	Employment with Buyer.
6.5	Obtaining Further Consents.
6.6	Non-Solicitation.
6.7	Post-Initial Closing Acquisitions of the MDS Centers and Procurement of Center Lease Consents

ARTICLE 7. CLOSING CONDITIONS
7.1	General Conditions to each Closing.
7.2	Conditions Precedent to Obligation of Buyer for Initial Closing.
7.3	Conditions Precedent to Obligation of Seller for Initial Closing.
7.4	Conditions Precedent to Obligation of Buyer for each Subsequent Closing.
7.5	Conditions Precedent to Obligation of Seller for each Subsequent Closing.

ARTICLE 8. TERMINATION
8.1	Termination of Agreement.
8.2	Effect of Termination.

ARTICLE 9. INDEMNIFICATION
9.1	Survival of Representations and Warranties and Covenants.
9.2	Indemnification Provisions for Benefit of Buyer.
9.3	Indemnification Provisions for Benefit of Seller.
9.4	Indemnification Claim Procedures.
9.5	Limitations on Indemnification Liability.
9.6	Indemnification As Exclusive Remedy

ARTICLE 10. MISCELLANEOUS
10.1	Entire Agreement.
10.2	Successors.

10.3	Assignments.
10.4	Notices.
10.5	Specific Performance.
10.6	Submission to Jurisdiction; Process Agent; No Jury Trial.
10.7	Time.
10.8	Counterparts.
10.9	Headings.
10.10	Governing Law.
10.11	Amendments and Waivers.
10.12	Severability.
10.13	Expenses.
10.14	Construction.
10.15	Incorporation of Exhibits, Annexes, and Schedules.
10.16	Remedies.
10.17	Electronic Signatures.

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Accounts Payable of the Center	Section 2.3(b)(ii)
Accounts Receivable	Article 1
Accounts Receivable Adjustment	Section 2.3(e)
Action	Article 1
Affiliate or Affiliated	Article 1
Agent	Article 1
Agreement	Preamble
Applicable Rate	Article 1
A/R Basket	Article 1
A/R Ceiling	Article 1
Assignment and Assumption Agreement	Section 2.7(a)(iii)
Assumed Liabilities	Article 1
Audited Financial Statements	Article 1
Audited Interim Financials for Seller’s Business	Article 1
Audited Year End Financials for Seller’s Business	Article 1
Balance Sheet Date	Article 1
Best Efforts	Article 1
Breach	Article 1
Bill of Sale	Section 2.7(a)(ii)
Bulk Sales Laws	Section 5.11
Business Day	Article 1
Buyer	Preamble
Buyer Disclosure Schedule	Section 3.2
Buyer Indemnified Parties	Article 1
Buyer Material Adverse Effect	Article 1
Center	Article 1
Center Lease	Section 4.10(b)
Center Lease Assignment	Section 2.7(a)(v)
Center Lease Consents	Section 7.2(f)
Center Lease Estoppels	Section 7.2(f)
Chatsworth	Article 1
Closing	Article 1
Closing Date	Article 1
Closing Payment	Section 2.5(f)
Closing Purchase Price	Article 1
Closing Statement	Article 1
CMIC	Preamble
Code	Article 1
Collected Accounts Receivable	Section 2.3(e)(iv)
Completion Date	Article 1
Confidential Information	Article 1
Consent	Article 1

Contract	Article 1
Credit Agreement	Article 1
Cut-Off Time	Section 6.3(c)
Damages	Article 1
EBITDA	Article 1
EBITDA Audit Adjustment	Section 2.3(b)(v)
EBITDA Differential	Section 2.3(b)(v)
Encumbrance	Article 1
Enforceable	Article 1
Enterprise Value of the Center	Section 2.3(b)(vi)
Environmental, Health, and Safety Requirements	Article 1
Equity Interest	Article 1
ERISA	Article 1
ERISA Affiliate	Section 4.15
Excluded Assets	Article 1
Excluded Center	Article 1
Excluded Liabilities	Article 1
Expiration Date	Article 1
Final Closing	Article 1
Final Closing Net Accounts Receivable	Article 1
Financial Schedule	Article 1
Financial Statements	Article 1
GAAP	Article 1
Governmental Body	Article 1
Healthcare Law	Article 1
HSR Act	Article 1
Indebtedness	Article 1
Indebtedness of the Center	Section 2.3(b)(vii)
Indemnification Claim	Section 9.4(a)
Indemnified Parties	Article 1
Indemnitor	Article 1
Individual Center Purchase Price	Section 2.3(b)(i)
Initial Closing	Section 2.5(a)
Initial Closing Collected Accounts Receivable	Section 2.3(e)(ii)
Initial Closing Date	Section 2.5(a)
Initial Closing Uncollected Accounts Receivable	Section 2.3(e)(ii)
Interim Financial Statements for Seller’s Business	Article 1
IRS	Section 2.4
Knowledge	Article 1
Konica	Article 1
Konica Agreement	Article 1
Law	Article 1
Landlord	Section 5.2(d)
Leased Property	Section 4.10(b)
Lender Consents	Section 5.16
Liability or Liable	Article 1

v

Liquidated Employee Obligations of the Center	Section 2.3(b)(iii)
Liquidated Tax Obligations of the Center	Section 2.3(b)(iv)
Los Angeles Region	Preamble
Material Center Consents	Section 7.2(f)
Material Adverse Change (or Effect)	Article 1
MDS	Preamble
MDS Centers	Article 1
MDS Operating Agreement	Article 1
MDS Reference Value	Article 1
Most Recent Balance Sheet	Article 1
Multiplier	Article 1
Net Working Capital	Article 1
Net Working Capital Adjustment	Section 2.3(c)(i)
Noncompetition Agreement	Section 2.6(a)(v)
Option Price	Article 1
Option Price Differential	Article 1
Orange County JV	Article 1
Ordinary Course of Business	Article 1
Organizational Documents	Article 1
Owned Real Estate	Section 4.10(a)
Parent	Preamble
Parent Disclosure Schedule	Section 3.1
Parties	Preamble
Permit	Article 1
Permitted Encumbrances	Article 1
Person	Article 1
Purchased Accounts Receivable	Section 2.3(e)(i)
Purchased Assets	Article 1
Purchased Business	Article 1
Purchase Price	Section 2.3(a)
Receivables Collection Period	Article 1
Representatives	Article 1
Schedules	Article 1
SEC	Article 1
Second Closing	Section 2.5(b)
Second Closing Date	Section 2.5(b)
Securities Act	Article 1
Seller	Preamble
Seller Disclosure Schedule	Article 4
Seller Plans	Section 4.15
Seller Indemnified Parties	Article 1
Seller Parties	Preamble
Seller’s Business	Article 1
SFV JV	Article 1
Subject Assets	Article 1
Subsequent Closing	Article 1

Subsequent Closing Date	Article 1
Subsidiary	Article 1
Tax	Article 1
Tax Return	Article 1
Termination Date	Article 1
Third Closing	Section 2.5(c)
Third Closing Date	Section 2.5(c)
Threatened	Article 1
Transaction Documents	Article 1
Transactions	Article 1
Transferred Employees	Section 6.4(b)
Transition Services Agreement	Section 2.6(a)(iv)
Uncollected Accounts Receivable	Section 2.3(e)(iv)
Unadjusted Firm Value	Section 2.3(b)(vi)
Valencia JV	Article 1
VP Ground Lease	Section 4.10(h)
WARN Act	Article 1
Year End Financial Statements for Seller’s Business	Article 1

Exhibits

Exhibit A	Financial Schedule

Exhibit B	Form of Bill of Sale and Assignment

Exhibit C	Assignment and Assumption Agreement

Exhibit D-1	Form of Seller’s Officer’s Certificate for the Initial Closing

Exhibit D-2	Form of Seller’s Officer’s Certificate for Subsequent Closings

Exhibit E	Form of Seller’s Secretary’s Certificate

Exhibit F	Form of Center Lease Assignment

Exhibit F-1	Form of VP Ground Lease Assignment

Exhibit G	Transition Services Agreement

Exhibit H	Noncompetition Agreement

Exhibit I-1	Form of Opinion of Counsel to Parent and Seller for the Initial Closing

Exhibit I-2	Form of Opinion of Counsel to Parent and Seller for Subsequent Closings

Exhibit J	Form of Center Lease Consent

Exhibit K-1	Form of Buyer’s Officer’s Certificate for the Initial Closing

Exhibit K-2	Form of Buyer’s Officer’s Certificate for Subsequent Closings

Exhibit L	Form of Buyer’s Secretary’s Certificate

Exhibit M-1	Form of Opinion of Counsel to Buyer for the Initial Closing

Exhibit M-2	Form of Opinion of Counsel to Buyer for Subsequent Closings

Exhibit N-1	Form of Parent’s Officer’s Certificate for the Initial Closing

Exhibit N-2	Form of Parent’s Officer’s Certificate for Subsequent Closings

Exhibit O	Form of Parent’s Secretary’s Certificate

Exhibit P	Form of Closing Statement

Exhibit Q-1	Form of CMIC’s Officer’s Certificate for the Initial Closing

Exhibit Q-2	Form of CMIC’s Officer’s Certificate for Subsequent Closings

Exhibit R	Form of CMIC’s Secretary’s Certificate

Exhibit S	Net Working Capital Computation

Exhibit S-1	Detail of Selected Other Current Assets and Accrued Liabilities

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 6, 2003, is by and among (i) InSight Health Corp., a Delaware corporation (“Buyer”), (ii) Comprehensive Medical Imaging Centers, Inc. (“CMIC”), a Delaware corporation, (iii) Comprehensive Medical Imaging, Inc., a Delaware corporation (together with CMIC and each of its other subsidiaries necessary to effect the transfer of assets hereunder, “Seller”), and (iv) Cardinal Health 414, Inc., a Delaware corporation, formerly known as Syncor International Corporation, that is the sole stockholder of Seller (“Parent” and, together with Seller, the “Seller Parties”).

BACKGROUND:

A.                                   Seller owns and operates thirteen (13) diagnostic medical imaging centers and a support facility in the County of Orange, Ventura County and Los Angeles County, California (the “Los Angeles Region”).

B.                                     Three of the thirteen (13) diagnostic medical imaging centers are currently owned by Seller through joint ventures among Seller, Medical Development Services, LLC (“MDS”) and certain third parties.  It is the intent of the Seller to acquire all of the equity interests in such joint ventures pursuant to certain purchase options held by Seller or pursuant to other arrangements.

C.                                     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller all of the diagnostic medical imaging businesses and the support facility of Seller located in the Los Angeles Region.  The inclusion of individual diagnostic medical imaging centers in the sale of the Los Angeles Region is subject to the Seller obtaining certain rights and consents with respect to such centers, including, in the case of the diagnostic imaging centers owned by joint ventures with MDS, the acquisition of all of the equity interests in such joint ventures.

D.                                    In order to accommodate these interests and to allow the closing on the sale of as many of the diagnostic medical imaging businesses as quickly as possible, Buyer and the Seller Parties (the “Parties”) have determined that it is in their mutual best interest to consummate the purchase and sale of the diagnostic medical imaging businesses covered by this Agreement in a series of up to three separate closings.

E.                                      The purchase price to be paid at each Closing is based upon the sum of the agreed upon purchase prices for the Centers actually transferred at such Closing, and reflects certain adjustments for Net Working Capital and EBITDA Audit Adjustments, and is further adjusted post closing based on the actual collections of Accounts Receivable included as part of the Purchased Business, all as provided for herein.  In connection with the Closings hereunder, Seller has engaged KPMG LLP to perform an audit of the financial statements for its Los Angeles Region, the delivery to Buyer of which is a condition to the Closings hereunder.

F.                                      The Parties intend for the purchase and sale of the diagnostic medical imaging businesses which are the subject of this Agreement to be treated as a taxable purchase for tax purposes.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, Buyer and each Seller Party agree as follows:

ARTICLE 1.

DEFINITIONS

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller with respect to the Purchased Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller with respect to the Purchased Business, (b) all other accounts or notes receivable of Seller with respect to the Purchased Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Agent” means Bank of America, N.A.

“Applicable Rate” means the base rate of interest for borrowed money currently in effect under Parent’s principal bank credit facility.

“A/R Basket” means (i) if the Final Closing Net Accounts Receivable equals or exceeds the Accounts Receivable of the Purchased Business at September 30, 2002 (net of contractual reserves and reserves for bad debt and uncollectible accounts) as reflected in the consolidating schedules included as part of the Audited Interim Financials for Seller’s Business, $355,000 and (ii) if the Final Closing Net Accounts Receivable is less than the Accounts Receivable of the Purchased Business at September 30, 2002 (net of contractual reserves and reserves for bad debt and uncollectible accounts) as reflected in the consolidating schedules included as part of the Audited Interim Financials for Seller’s Business, 4% of the Final Closing Net Accounts Receivable.

“A/R Ceiling” means the greater of (i) 28% of the Final Closing Net Accounts Receivable and (ii) 28% of the net trade accounts receivable (net of contractual reserves and reserves for bad debt and uncollectible accounts) reflected on the Most Recent Balance Sheet.

“Assumed Liabilities” means (a) all Liabilities of each Center (including the non-center specific field costs labeled “C.Valley RBOM” and “C.Valley Ops”) included as part of the Purchased Business set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) to the extent not discharged or released prior to Closing, (b) all Liabilities of the Seller Parties arising from the ownership and operation of the Centers included as part of the Purchased Business which have arisen after the Balance Sheet Date in the Ordinary Course of Business which would appear on a balance sheet as of the applicable Closing Date prepared in accordance with GAAP, and (c) all Liabilities of the Seller Parties arising from the ownership and operation of each Center included as part of the Purchased Business under the Contracts, leases, licenses, and other agreements referred to in the definition of Purchased Assets.  Notwithstanding the foregoing, the Assumed Liabilities will not include the Excluded Liabilities.

“Audited Financial Statements” means the Audited Interim Financials for Seller’s Business and the Audited Year End Financials for Seller’s Business.

“Audited Interim Financials for Seller’s Business” means an audited consolidated balance sheet of Seller’s Business as of September 30, 2002, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the nine-months then ended, including consolidating schedules, together with the report thereon of KPMG LLP, independent certified public accountants, including any notes thereto.  The consolidating schedules will include all audit adjustments impacting the computation of EBITDA or Net Working Capital for the Centers included in the Purchased Business and such adjustments will not be reflected in the “corporate allocations” or “field allocations,” in each case to the extent they are related to the operations of the Centers included in the Purchased Business.

“Audited Year End Financials for Seller’s Business” means audited consolidated balance sheets of Seller’s Business as of December 31, 2001 and audited consolidated statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years ended December 31, 2000 and December 31, 2001, all including consolidating schedules, together with the report thereon of KPMG LLP, independent certified public accountants, including the notes thereto.  The consolidating schedules will include all audit adjustments impacting the computation of EBITDA for the Centers included in the Purchased Business and such adjustments will not be reflected in the “corporate allocations” or “field allocations,” in each case to the extent they are related to the operations of the Centers included in the Purchased Business.

“Balance Sheet Date” means September 30, 2002.

“Best Efforts” means the efforts, time and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar commercial circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

“Business Day” means a day on which banks are ordinarily open for transaction of normal banking business in California and New York.

“Buyer Indemnified Parties” means Parent, Seller and each of their officers, directors, managers, employees, agents, Representatives, and their Affiliates.

“Buyer Material Adverse Effect” means any material adverse effect on (i) the Buyer’s business, taken as a whole or (ii) the ability of Buyer to consummate the purchase of the Purchased Assets and the other transactions contemplated by this Agreement without material delay; provided, however, that for purposes of this Agreement, (A) conditions, events or circumstances generally adversely affecting the United States economy, the United States securities markets or the healthcare industry, so long as such conditions, events or circumstances do not materially disproportionately affect the Buyer’s business, taken as a whole; or (B) conditions, events or circumstances arising out of or attributable to changes in laws, regulations or interpretations thereof by any Governmental Body affecting the healthcare industry, shall, in each case, not be taken into account in determining whether there has been or would be a Buyer Material Adverse Effect.

“Center” means each of the diagnostic medical imaging businesses conducted by Seller at the locations specified on Schedule I of the Seller Disclosure Schedule and Chatsworth; together with all Subject Assets related thereto.

“Chatsworth” means the storage facility and support operations of Seller located at 9660 Lurline Ave., Chatsworth, CA 91311.

“Closing” means the Initial Closing, the Second Closing, or the Third Closing, as the case may be.

“Closing Date” means the Initial Closing Date, the Second Closing Date, or the Third Closing Date, as the case may be.

“Closing Purchase Price” means, for any Closing Statement, the computation of Purchase Price in accordance with Section 2.3; except that (i) the EBITDA Audit Adjustment and the Net Working Capital Adjustment will only be reflected in the Closing Purchase Price at the Initial Closing and in the Closing Statement prepared pursuant to Section 2.5(g) and (ii) the Closing Purchase Price in all cases, will be calculated prior to any adjustment for the Accounts Receivable Adjustment.

“Closing Statement” means a statement prepared in good faith by Seller in accordance with Exhibit P with respect to each Closing setting forth the following information, in each case based on the date such statement is delivered: (i) the Centers included in the Purchased Business at the applicable Closing, (ii) the Enterprise Value of each Center included in the Purchased Business, (iii) the Accounts Payable of each Center included in the Purchased Business, (iv) the Liquidated Employee Obligations of the Center for each Center included in the Purchased Business, (v) the Indebtedness of the Center for each Center included in the Purchased Business, (vi) in connection with the Initial Closing and pursuant to Section 2.5(g), Seller’s computation of the Net Working Capital Adjustment in the form of Exhibit S and Exhibit S-1, including the Net Working Capital of each Center included in the Purchased Business at the Balance Sheet Date and at Closing, (vii) in connection with the Initial Closing and pursuant to Section 2.5(g), Seller’s computation of the EBITDA Differential and the EBITDA Audit Adjustment for the Centers included in the Purchased Business, including the EBITDA for the nine months ended September 30, 2002 derived from the consolidating schedules included as part of the Audited Interim Financials for Seller’s Business and the other details necessary to re-compute Seller’s computation, (viii) the Option Price and the Option Price Differential for each MDS Center included in the Purchased Business, (ix) the Liquidated Tax Obligations of the Center for each Center included in the Purchased Business; (x) the Purchased Accounts Receivable to be transferred to Buyer at the applicable Closing Date and the related Final Closing Net Accounts Receivable, (xi) the adjusted EBITDA for the twelve months ended September 30, 2002 for each Center included as part of the Purchased Business, (xii) the Most Recent Balance Sheet, revised to include only the Purchased Business immediately following the applicable Closing, (xiii) Seller’s computation of the Closing Purchase Price and the Closing Payment, (xiv) Exhibit S-1, revised to include only the Purchased Business immediately following the applicable Closing, and (xv) a schedule of Transferred Employees in accordance with Section 6.4.  For purposes of the Closing Statement, the Purchased Business shall be determined immediately following the Closing to which such Closing Statement relates.

“Code” means the Internal Revenue Code of 1986.

“Completion Date” means the earliest to occur of (i) May 9, 2003, (ii) the date on which all of the Seller’s Business has been sold to Buyer, (iii) the occurrence of the Third Closing Date, (iv) the date subsequent to the Initial Closing Date on which Seller delivers, in good faith, a notice to Buyer that (A) any of the conditions set forth in Section 7.1 or 7.5 shall have become incapable of fulfillment (other than as a result of a Breach by the Seller Parties) and Seller has not waived such conditions or (B) provided that the Seller Parties are not in material Breach of this Agreement, there exists a material Breach of the Buyer’s covenants contained in this Agreement and such Breach is either incapable of cure or is not cured within 20 Business Days after notice from Seller, and (v) the date subsequent to the Initial Closing Date on which Buyer delivers, in good faith, a notice to Seller that (A) any of the conditions set forth in Section 7.1 or 7.4 shall have become incapable of fulfillment (other than as a result of a Breach by the Buyer) and Buyer has not waived such conditions or (B) provided that Buyer is not in material Breach of this Agreement, there exists a material Breach of any of the Seller Parties’ covenants contained in this Agreement and such Breach is either incapable of cure or is not cured within 20 Business Days after notice from Buyer.

“Confidential Information” means any information concerning the businesses and affairs of Buyer or any Seller Party.

“Consent” means any consent, approval, notification, waiver or other similar action.

“Contract” means any Enforceable contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Credit Agreement” means that credit agreement, dated as of October 17, 2001, among Buyer, certain Affiliates of Buyer, Agent, and the other lenders identified therein.

“Damages” means all damages, losses, Liabilities, and expenses (including reasonable fees and expenses of outside attorneys).

“EBITDA” means, for any period, net income (or loss) excluding, without duplication and to the extent reflected as revenue, income or expense for such period (a) depreciation & amortization; (b) equity & joint venture income (loss); (c) minority interest; (d) interest expense; (e) interest income; (f) other income (loss) (primarily consisting of income (loss) on the sale of fixed assets); (g) income taxes; (h) audit and advisory fees, severance and retention bonuses and other expenses arising in connection with the Transactions; (i) to the extent otherwise constituting an EBITDA Differential, any other item of revenue or expense that is non-recurring in nature and not reflective of the on-going operations of the Purchased Business; and (j) any revenues and expenses reflected on the Interim Financial Statements for Seller’s Business or Audited Interim Financials for Seller’s Business as “field allocations” or “corporate allocations” (other than the non-center specific field costs labeled “C.Valley RBOM” and “C.Valley Ops”) and not part of the consolidating results of the Centers included as part of the Purchased Business.

“Encumbrance” means any chose, encumbrance, security interest, lien, option, equity, adverse claim or restriction.

“Enforceable” – a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms.

“Environmental, Health, and Safety Requirements” means all Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now in effect.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company (including the membership interests and economic interests of SFV JV, Orange County JV and Valencia JV), trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer, provider, and other identification numbers, seals, minutes books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (ii) any of the rights of the Seller Parties under this Agreement and any other agreement between any of the Seller Parties, on the one hand, and

Buyer, on the other hand, entered into on or after the date hereof and on or prior to the Closing Date, (iii) all insurance policies, including prepaid insurance premiums, (iv) the Seller Plans and any related assets, (v) Seller’s central billing office located at 2393 Townsgate Road, Westlake Village, California, (vi) Seller’s former corporate office located at 3396 Willow Lane, Suites 100, 200 and 201, Thousand Oaks, California, (vii) the trade marks and trade names “Comprehensive Medical Imaging”, “CMI”, and “Syncor International Corporation,” and any and all derivations thereof, (viii) the Seller Parties’ licenses to use any software, including, without limitation, any software provided by IDX Systems Corporation, other than firmware and other software embedded in the Purchased Assets, (ix) all cash, cash equivalents, and short-term investments held by the Seller Parties with respect to the Purchased Business or otherwise, (x) the cameras and related equipment provided to the Seller Parties by Konica identified on Schedule A of the Seller Disclosure Schedule, (xi) any Center Lease or other asset of the Seller Parties owned, licensed, or used in connection with the operation of the Excluded Centers (but only for so long as such Centers remain Excluded Centers), including any unapplied security deposits, rent credits and tenant improvement credits and allowances paid or made under any Center Lease related to any Excluded Center, (xii) prepaid Taxes, (xiii) “corporate allocations” or “field allocations” reflected in the Interim Financial Statements for Seller’s Business or the Audited Interim Financials for Seller’s Business (other than the non-center specific field costs labeled “C.Valley RBOM” and “C.Valley Ops”) and (xiv) the assets reflected on Seller’s general ledger as “Executive Risk Receivables” (A/C 150400) and “Other Receivables” (A/C 150420).  Attached hereto as Exhibit S-1 is an illustration of the manner in which such accounts are reflected in the Financial Statements by reference to the Interim Financial Statements for Seller’s Business.

“Excluded Center” means any Center that has not been transferred or will not be transferred to Buyer hereunder as of the date of determination of the Excluded Centers.

“Excluded Liabilities” means (i) any Liability of the Seller Parties for Taxes; (ii) any Liability of the Seller Parties for the unpaid Taxes of any Person (other than any of the Seller Parties or any of their Affiliates) under Reg. 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise; (iii) any Liability of the Seller Parties to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any of the Seller Parties or was serving at the request of any such Person as a partner, trustee, director, officer, employee, or agent of another Person (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise); (iv) any Liability of the Seller Parties or any of their Affiliates for costs and expenses incurred in connection with the negotiation, execution and performance under this Agreement and other transaction costs incurred in connection with the Transactions, including, without limitation, all fees of counsel to the Seller Parties, all fees of the accountants of the Seller Parties (except as set forth in Section 2.6(b)(ii)) and all compensation to brokers, finders and agents with respect to the Transactions; (v) any Liability of the Seller Parties to any of their respective shareholders, directors, officers, parents or subsidiaries other than as expressly included in Assumed Liabilities; (vi) any Liability of the Seller Parties with respect to the Seller Plans or employees of Seller for compensation, wages, vacation, bonuses, payroll taxes, benefits, severance, claims or otherwise; (vii) any Liability of the Seller Parties with respect to Indebtedness, other than as reflected on the Most Recent

Balance Sheet, as disclosed in Schedule II of Seller Disclosure Schedule or as approved by Buyer pursuant to Section 5.3 hereof; (viii) any Liability of the Seller Parties (A) with respect to any indemnity or guaranty obligation for an Excluded Liability or (B) arising out of, resulting from, or caused by any Breach of a Contract, covenant, warranty, tort, infringement, violation of Law, any indemnity for environmental matters set forth in that certain Standard Form Full Service Modified Gross Office Lease Agreement, dated May 21, 1997, between Insurance Company of the West and Syncor Diagnostics, LLC, together with that certain Addendum No. 1 to Standard Retail Lease, between Insurance Company of the West and Syncor Diagnostics, LLC, as supplemented by that certain Addendum No. 2 to Standard Retail Lease – Guaranty of Lease, dated May 21, 1997, between Syncor International Company and Insurance Company of the West, or similar matter, in each case arising out of acts, omissions, occurrences, or conditions prior to the Closing on which the applicable portion of the Purchased Business or Purchased Assets is sold to Buyer; (ix) except as set forth in Section 9.3(e), any Liability arising out of the Konica Agreement; (x) any Liabilities arising from the ownership and operation of the Excluded Assets; (xi) Seller’s accounts payable; (xii) management fees payable to the Seller Parties pursuant to the MDS Operating Agreements; (xiii) any Liabilities to the Seller Parties arising out of the operation of the Purchased Business on or prior to the Closing Date on which such Purchased Business is sold to Buyer hereunder, other than as specifically included as part of the Assumed Liabilities; (xiv) the Liabilities reflected on the Seller’s general ledger as “Trade Accounts Payable” (A/C 210100); (xv) the Liabilities reflected on the Seller’s general ledger as “Accrued Accounts Payable” (A/C 210200), “Accrued Other- General” (A/C 233600) and “Accrued IBNR” (A/C 231700) (attached hereto as Exhibit S-1 is an illustration of the manner in which the accounts referred to in clause (xv) are reflected in the Financial Statements by reference to the Interim Financial Statements for Seller’s Business); and (xvi) any “field allocations” or “corporate allocations” (other than the non-center specific field costs labeled “C.Valley RBOM” and “C.Valley Ops”) reflected in the Interim Financial Statements for Seller’s Business or the Audited Interim Financials for Seller’s Business.

“Expiration Date” means March 31, 2003.

“Final Closing” means the last Closing to occur immediately prior to the Completion Date.

“Final Closing Net Accounts Receivable” means the Purchased Accounts Receivable net of contractual reserves and reserves for bad debt and uncollectible accounts, as reflected in the computation of the Net Working Capital of the Purchased Business, as of the applicable Closing.

“Financial Schedule” means the schedule attached hereto as Exhibit A which is derived from the Interim Financial Statements for Seller’s Business and the Year End Financial Statements for Seller’s Business and sets forth, for each Center, the following: (A) adjusted EBITDA for the twelve months ended September 30, 2002 (Column E on Exhibit P), (B) unaudited EBITDA for the nine months ended September 30, 2002, (C) bad debt expense included as part of the corporate allocations for the nine months ended September 30, 2002, but not reflected on the Interim Financial Statements for Seller’s Business and (D) reduction in employee benefit expense to reverse an over-accrual of fringe benefits on the Interim Financial Statements for Seller’s Business.

“Financial Statements” means the Year End Financial Statements for Seller’s Business, the Interim Financial Statements for Seller’s Business, the Audited Year End Financials for Seller’s Business and the Audited Interim Financials for Seller’s Business.

“GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

“Governmental Body” means any legislature, agency, bureau, department, commission, court, political subdivision, tribunal or other instrumentality of government whether local or foreign.

“Healthcare Law” means the following laws or regulations relating to the regulation of the healthcare industry or to payment for services rendered by healthcare providers: (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act; (ii) any prohibition on the making of any false statement or misrepresentation of material facts to any governmental agency that administers a Federal or State Healthcare Program (including but not limited to Medicare, Medicaid, and the Federal Civilian Health and Medical Plan of the Uniformed Services (“CHAMPUS”)); (iii) the licensure, certification or registration requirements of healthcare facilities, services or equipment, including, but not limited to, the Mammography Quality Standards Act; (iv) any state certificate of need or similar law governing the establishment of healthcare facilities or service or the making of healthcare capital expenditures; (v) any state law relating to fee-splitting or the corporate practice of medicine; (vi) any state physician self referral prohibition or state anti-kickback law; (vii) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any Federal or State Healthcare Program; (viii) any Federal or state law relating to the interference with or obstruction of any investigation into any criminal offense; and (ix) any criminal offense under Federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means indebtedness for borrowed money or capital leases, including any bank debt or notes payable, and all accrued and unpaid interest relating thereto.

“Indemnified Parties” means, individually and as a group, the Buyer Indemnified Parties and the Seller Indemnified Parties.

“Indemnitor” means any Party having any Liability to any Indemnified Party under this Agreement.

“Interim Financial Statements for Seller’s Business” means the unaudited combining balance sheet and statements of income for each of the Centers included as part of Seller’s Business, including the non-center specific field costs labeled “C.Valley RBOM” and “C.Valley Ops” which together with the unallocated “field allocations” and “corporate allocations”, would comprise the combined unaudited balance sheet and statements of income for Seller’s Business at and for the nine month period ended September 30, 2002.  The Interim Financial Statements for Seller’s Business are attached as Schedule 4.5 of the Seller Disclosure Schedule.

“Knowledge” means with respect to (a) the Seller Parties, the actual knowledge of the following individuals after reasonable investigation conducted consistent with the ordinary course conduct of such individual’s duties: Robert G. Funari, formerly President and Chief Executive Officer of Parent; William Forster, formerly Senior Corporate Vice President and Chief Financial Officer of Parent; David Ward, formerly Chief Executive Officer of Seller; Mark Delevie, Corporate Counsel of Seller; Virginia Havai, Controller of Seller; Steve Barder, formerly Executive Director of Human Resources of Seller; Jack Coffey, formerly Senior Vice President, Quality & Regulatory of Parent; Paul Ramos, Director, National Patient Accounts of Seller; and Jeffrey Williams, Regional Vice President/Los Angeles of Seller and (b) any Person other than the Seller Parties, the actual knowledge of such Person and its Representatives.

“Konica” means Konica Medical Imaging.

“Konica Agreement” means that certain National Multi-Facility Agreement, effective November 14, 2000, between Konica and Seller.

“Law” means any applicable statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Body, each as amended and now in effect.

“Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or conditional or unconditional.

“Material Adverse Change (or Effect)” means any material adverse effect on (i) the Purchased Business, taken as a whole or (ii) the ability of the Seller Parties to consummate the sale of the Purchased Assets and the other transactions contemplated by this Agreement without material delay; provided, however, that for purposes of this Agreement, (A) conditions, events or circumstances generally adversely affecting the United States economy, the United States securities markets or the healthcare industry, so long as such conditions, events or circumstances do not materially disproportionately affect the Purchased Business, taken as a whole; or (B) conditions, events or circumstances arising out of or attributable to changes in laws, regulations or interpretations thereof by any Governmental Body affecting the healthcare industry, shall, in each case, not be taken into account in determining whether there has been or would be a Material Adverse Change (or Effect).

“MDS Centers” means the Centers owned and operated by the Orange County JV, SFV JV, and Valencia JV.

“MDS Operating Agreement” means (i) in the case of the Orange County JV, the First Amended and Restated Operating Agreement of Orange County Regional PET Center-Irvine, LLC, dated as of November 1, 2001, by and among CMIC, MDS and eImaging, LLC; (ii) in the case of SFV JV, the First Amended and Restated Operating Agreement of San Fernando Valley  Regional PET Center LLC, dated November 1, 2001, by and among, CMIC, MDS and Judith Rose, M.D; and (iii) in the case of the Valencia JV, the Operating Agreement of Valencia MRI, LLC, dated December 1, 2000, by and among CMIC and MDS, each as in effect on the date hereof.

“MDS Reference Value” means (i) in the case of the Valencia JV, $4,425,800, (ii) in the case of the SFV JV, $4,037,179 and (iii) in the case of the Orange County JV, $2,474,750.

“Most Recent Balance Sheet” means the unaudited combining balance sheets as of September 30, 2002 for the Centers included as part of the Purchased Business (including the non-center specific field costs labeled “C.Valley RBOM” and “C.Valley Ops”), which shall be derived from the Interim Financial Statements for Seller’s Business.  For purposes of clarification, the Most Recent Balance Sheet shall not include any “field allocations” or “corporate allocations” or any assets, liabilities or results of operations of the Excluded Centers.

“Multiplier” means the multiplier set forth on Exhibit P with respect to each Center.

“Net Working Capital” means the excess of total current assets to the extent included in the Purchased Assets over total current liabilities to the extent included in Assumed Liabilities, excluding the current portion of any Indebtedness.  Attached as Exhibit S hereto is an illustration of the computation of Net Working Capital at September 30, 2002 for Seller’s Business derived from the Interim Financial Statements for Seller’s Business, which illustration reflects the intent of the Parties as to the proper computation of Net Working Capital for purposes of this Agreement as of such date (assuming that there were no adjustments to the Interim Financial Statements for Seller’s Business reflected in the Audited Interim Financials for Seller’s Business).  Net Working Capital as of any date shall be calculated in accordance with GAAP using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Interim Financials for Seller’s Business.

“Option Price” with respect to any MDS Center means the purchase price (including any applicable payment at the time of exercise) which is payable by the Seller Parties pursuant to the applicable MDS Operating Agreement to purchase the Equity Interests in and to such MDS Center held by MDS and the other holders thereof (other than the Seller Parties) upon exercise of the Seller Parties’ option provided for in such applicable MDS Operating Agreement.  For purposes of clarification, if Seller makes any payment to purchase the Equity Interests in an MDS Center in excess of the amount set forth in the applicable MDS Operating Agreement, such excess payment shall be the sole obligation of Seller.

“Option Price Differential” of any MDS Center means the excess, if any, of (i) the Option Price of such MDS Center over (ii) the quotient derived from dividing (A) the difference of (x) the MDS Reference Value of such MDS Center minus (y) the Indebtedness of the Center for such MDS Center as of the applicable Closing, by (B) two (2).

“Orange County JV” means Orange County Regional PET Center – Irvine, LLC.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and its Subsidiaries.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Body.

“Permitted Encumbrances” means (i) Encumbrances disclosed on Schedule B of the Seller Disclosure Schedule, approved by Buyer pursuant to Section 5.3 hereof, or, with respect to any particular Center Lease, Encumbrances disclosed in the public records of the county in which the real property affected by the Center Lease is located and affecting the fee interest and all other leasehold interests in such real property (and not materially interfering with the present use of the leasehold interest created by the Center Lease), (ii) liens for Taxes, assessments, governmental charges or levies or mechanics’ and other statutory liens which are not material in amount relative to the property affected, or which are not yet delinquent or are being contested in good faith and by appropriate proceedings in respect thereof or for which an appropriate reserve has been established in accordance with GAAP, (iii) imperfections of title which are immaterial in amount relative to the property affected and which do not materially interfere with  the present use of the property subject thereto or affected thereby, and (iv) restrictions on transfer generally arising under Federal and state securities Laws.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Purchased Assets” means all of the right, title and interest that Seller possesses and has the right to transfer (upon obtaining the Consents set forth in Schedules 5.2, 6.5, or 7.2(f), as applicable, of the Seller Disclosure Schedule, if applicable) in and to all (a) Owned Real Estate, leaseholds and subleaseholds on which Centers included as part of the Purchased Business are located, including all improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets) and any unapplied security deposits, rent credits and tenant improvement credits and allowances paid or made under the Center Leases included as part of the Purchased Business, (b) all tangible personal property listed on Schedule I-A of the Seller Disclosure Schedule as owned in connection with the operation of the Centers included as part of the Purchased Business and all other tangible personal property acquired by Seller from and after the date hereof for use in the Centers included as part of the Purchased Business in the Ordinary Course of Business, (c) leases of and subleases of or the use of tangible personal property used in the Centers included as part of the Purchased Business and rights thereunder, (d) Contracts entered into in connection with the operation of the Centers included as part of the Purchased Business (which Contracts will not include Contracts entered into by Seller to support its national medical imaging business and which are not limited to the region in which the Purchased Business operates), including each of the managed care contracts entered into in connection with the operation of the Centers included in the Purchased Business, (e) Accounts Receivable, existing as of the Closing Date, (f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (but not including any such item relating to the payment of Taxes (unless the Liability relating to the payment of such Taxes constitutes a Liquidated Tax

Obligation of the Center) or any such item relating solely to an Excluded Liability which may be asserted as a counterclaim to or in reduction of such Excluded Liability) arising out of the operation of the Purchased Business, (g) Permits and similar rights obtained from Governmental Bodies used in the operation of the Purchased Business, and (h) books, records, patient records, ledgers, files, documents correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials related to the Purchased Business.  Notwithstanding the foregoing, the Purchased Assets will not include the Excluded Assets.

“Purchased Business” means the Centers included as part of Seller’s Business that have been transferred or will be transferred to Buyer pursuant to ARTICLE 2 hereof as of the date of determination of the Purchased Business.

“Receivables Collection Period” means, with respect to any Account Receivable, the 150 calendar day period immediately subsequent to the Closing Date on which such Account Receivable is sold to Buyer, provided that at Seller’s option, such period may be extended for an additional 30 calendar days.

“Representatives” means Persons acting on behalf of another Person, including such Person’s officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

“Schedules” means the scheduled disclosures included in each of the Buyer Disclosure Schedule, the Parent Disclosure Schedule and the Seller Disclosure Schedule, as the case may be.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Indemnified Parties” means Buyer and its officers, directors, managers, employees, agents, Representatives and their Affiliates.

“Seller’s Business” means the diagnostic medical imaging business conducted at each of the Centers and support and storage facilities located at the premises set forth on Schedule I of the Seller Disclosure Schedule.

“SFV JV” means San Fernando Valley Regional PET Center, LLC.

“Subject Assets” means all of the assets of Seller that would constitute Purchased Assets if the Purchased Business were to include all of the Centers included in Seller’s Business.

“Subsequent Closing” means each Closing after the Initial Closing.

“Subsequent Closing Date” means each Closing Date after the Initial Closing Date.

“Subsidiary” means, with respect to any Person: (a) any corporation of which 50% or more of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity are owned by such Person directly or through one or more other Subsidiaries of such Person.

“Tax” means (i) any Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) any obligations under any Contracts with respect to any Tax described in clause (i) above.

“Tax Return” means any return, form, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the date on which this Agreement is terminated pursuant to Section 8.1.

“Threatened” means a demand or statement has been made or a notice has been given.

“Transaction Documents” means this Agreement, each Bill of Sale, each Assignment and Assumption Agreement, the Transition Services Agreement, the Noncompetition Agreement and each of the other documents, instruments and agreements to be executed, delivered, and performed in connection herewith.

“Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Assets by Seller to Buyer and Buyer’s delivery of the Purchase Price therefor; (b) the assumption of the Assumed Liabilities by Buyer; (c) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith; and (d) the performance by Buyer and Seller Parties of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

“Valencia JV” means Valencia MRI, LLC.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“Year End Financial Statements for Seller’s Business” means the unaudited combining balance sheet and statements of income for each of the Centers included as part of Seller’s Business, including the non-center specific field costs labeled “C.Valley RBOM” and “C.Valley Ops” which together with the unallocated “field allocations” and “corporate allocations”, would comprise the combined unaudited balance sheet and statements of income for Seller’s Business at and for the fiscal years ended December 31, 2000 and December 31, 2001.  The Year End

Financial Statements for Seller’s Business are attached as Schedule 4.5 of the Seller Disclosure Schedule.

ARTICLE 2.

PURCHASE AND SALE OF ASSETS

2.1                               Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees, and Parent agrees to cause Seller, to sell, transfer and convey to Buyer, the Subject Assets, free and clear of all Encumbrances other than Permitted Encumbrances, for the consideration specified in Section 2.3.

2.2                               Assumed Liabilities.

On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities and does not assume, and will not be responsible for, any other Liabilities of Seller Parties by virtue of this Agreement.

2.3                               Purchase Price; Adjustments.

(a)                                  Purchase Price.  The purchase price (the “Purchase Price”) shall be the sum of the Individual Center Purchase Prices for all of the Centers included as part of the Purchased Business, as adjusted pursuant to Section 2.3(e) below.  For purposes of clarity, attached hereto as Exhibit P is an illustration of the computation of the Purchase Price assuming that all of the Centers constituting Seller’s Business are included in the Purchased Business.  Columnar references in this Section 2.3 refer to the columns labeled as such on Exhibit P.

(b)                                 Certain Definitions.  For purposes of computing the Purchase Price, the following terms have the meanings ascribed below:

(i)                                     “Individual Center Purchase Price” for any Center shall be computed as (A) the aggregate Enterprise Value of the Center (Column L), plus (B) an amount equal to the Accounts Payable of the Center (Column P), plus (C) an amount equal to the Liquidated  Employee Obligations of the Center (Column Q), plus (D) an amount equal to the Liquidated Tax Obligations of the Center (Column R), plus (E) in the case of an MDS Center, the Option Price Differential for such MDS Center (Column N), minus (F) an amount equal to the Indebtedness of the Center (Column M), subject to adjustment pursuant to Section 2.3(c) below.  For purposes of computing the Individual Center Purchase Price, references to “Center” include the non-center specific field costs labeled “C.Valley RBOM” and “C.Valley Ops” as reflected on Exhibit P, which items shall be deemed included in the Purchased Business as of the Initial Closing.

(ii)                                  “Accounts Payable of the Center” means the accounts payable as of September 30, 2002 of the applicable Center as derived from the consolidating schedules included as part of the Audited Interim Financials for Seller’s Business (including amounts reflected on Seller’s general ledger as “Trade Accounts Payable” (A/C 210100), “Accrued Other- General” (A/C 233600), “Accrued Accounts Payable” (A/C 210200) and accrued management fees payable to the Seller Parties pursuant to the MDS Operating Agreements).  Attached hereto as Exhibit S-1 is an illustration of the manner in which the accounts referred to in the preceding sentence (other than “Trade Accounts Payable”) are reflected in the Financial Statements by reference to the Interim Financial Statements for Seller’s Business.

(iii)                               “Liquidated Employee Obligations of the Center” means any Liabilities of the applicable Center with respect to the Seller Plans or employees of Seller for compensation, benefits, claims or otherwise (A) recorded as “Accrued Wages” on the consolidating schedules included as part of the Audited Interim Financials for Seller’s Business, and (B) as set forth on Schedule II of the Seller Disclosure Schedule (to the extent not otherwise included in clause (A)).

(iv)                              “Liquidated Tax Obligations of the Center” means any Liability of the Seller Parties for Taxes with respect to the applicable Center as derived from the consolidating schedules included as part of the Audited Interim Financials for Seller’s Business (including amounts reflected on Seller’s general ledger as “Accrued Sales Tax” (A/C 240100), “Accrued Use Tax” (A/C 240200) and “Accrued Property Tax” (A/C 240300)), other than any Liability for Federal, state, local or foreign, income or franchise tax or any other Tax measured by the income of Seller of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.  For purposes of clarification, the calculation of Liquidated Tax Obligations of the Center shall not include any debit for tax benefit (if any) (including “Prepaid Taxes” (A/C 151900)).

(v)                                 “EBITDA Audit Adjustment” for any Center means the result of multiplying (A) the positive or negative difference (the “EBITDA Differential”) (Column H) between the EBITDA for such Center for the nine months ended September 30, 2002 as reflected on the Financial Schedule and the EBITDA for such Center for the same period derived from the consolidating schedules included as part of the Audited Interim Financials for Seller’s Business, by (B) the applicable Multiplier (Column I), subject to the following:

A.                                   no EBITDA Audit Adjustment shall be applied to adjust the Unadjusted Firm Value (Column G) for such Center unless the aggregate EBITDA Differential for all Centers included as part of the Purchased Business would result in an adjustment in excess of 1% of the aggregate Unadjusted Firm Value for all Centers included as part of the Purchased Business, and in such case, all of such amount shall be applied to adjust the Unadjusted Firm Value for such Center; and

B.                                     no EBITDA Audit Adjustment shall be applied to adjust the Unadjusted Firm Value for such Center as a result of the reclassification of any lease reflected on the Most Recent Balance Sheet as a capital lease to an operating lease or vice versa; and

C.                                     no EBITDA Audit Adjustment shall be applied to adjust the Unadjusted Firm Value of such Center as a result of a reduction in (debit to) the contractual reserves and bad debt reserves applied to increase net Accounts Receivable in an amount in excess of $200,000 for all Centers included as part of the Purchased Business.  If the amount of the change in reserves exceeds such $200,000 ceiling in the aggregate, the $200,000 allowable adjustment shall be allocated among the Centers with a change in such reserves pro rata based on the amount of such change; and

D.                                    no EBITDA Audit Adjustment shall be applied to adjust the Unadjusted Firm Value of such Center as a result of an increase in (credit to) the contractual reserves and bad debt reserves applied to decrease net Accounts Receivable unless and until, and then only to the extent such increase in (credit to) exceeds $87,100 (subject to proration as set forth below) in the aggregate for all Centers included as part of the Purchased Business.  The amount of such excess, if any, shall be allocated among the Centers with a positive change in such reserves pro rata based on the amount of such increase.  If less than all of the Seller’s Business is included in the Purchased Business, such $87,100 bad debt reserve basket shall be decreased to an amount equal to the aggregate bad debt reserve basket for the Centers included in the Purchased Business as set forth on the Financial Schedule; and

E.                                      no EBITDA Audit Adjustment shall be applied to adjust the Unadjusted Firm Value of such Center as a result of a decrease in the employee benefit expense to reverse an over accrual of fringe benefits at a rate higher than the actual rate, unless and until, and then only to the extent such reversal exceeds $180,744 (subject to proration as set forth below) in the aggregate for all Centers included as part of the Purchased Business.  The amount of such reversal, if any, shall be allocated among the Centers with a decrease in such expense pro rata based on the amount of such reversal.  If less than all of the Seller’s Business is included in the Purchased Business, such $180,744 employee benefit expense basket shall be decreased to an amount equal to the aggregate employee benefit expense basket for the Centers included in the Purchased Business as set forth on the Financial Schedule; and

F.                                      no EBITDA Audit Adjustment shall be applied to adjust the Unadjusted Firm Value of such Center as a result of a reallocation of any amounts previously classified by Seller as “corporate allocations” or “field allocations” to an expense of such Center.

(vi)                              “Enterprise Value of the Center” means (A) the result obtained by multiplying (x) the adjusted EBITDA for the applicable Center as set forth on the Financial

Schedule, by (y) the applicable Multiplier (Column F) (the “Unadjusted Firm Value”), and (B) as adjusted for the EBITDA Audit Adjustment for such Center (Columns H, I, and J).

(vii)                           “Indebtedness of the Center” means the Indebtedness of the applicable Center at the Closing Date on which such Center is sold to Buyer, as set forth on the applicable Closing Statement and finally determined pursuant to Section 2.5(g) hereof.

(c)                                  Net Working Capital Adjustment.

(i)                                     Adjustment.  After being initially calculated pursuant to Section 2.3(b) above, the Individual Center Purchase Price for any Center will be adjusted as follows (the “Net Working Capital Adjustment”):

A.                                   if the Net Working Capital of such Center at the Closing Date on which such Center is sold to Buyer (as set forth on the applicable Closing Statement and finally determined pursuant to Section 2.5(g) hereof) exceeds the Net Working Capital of such Center on the Balance Sheet Date as derived from the Audited Interim Financials for Seller’s Business, then the Individual Center Purchase Price will be increased on a dollar for dollar basis in an amount equal to such excess; or

B.                                     if the Net Working Capital of such Center on the Balance Sheet Date as derived from the Audited Interim Financials for Seller’s Business exceeds the Net Working Capital of such Center at the Closing Date on which such Center is sold to Buyer (as set forth on the applicable Closing Statement and finally determined pursuant to Section 2.5(g) hereof), then the Individual Center Purchase Price will be decreased on a dollar for dollar basis in an amount equal to such excess.

(d)                                 Intentionally Omitted.

(e)                                  Accounts Receivable Adjustment.  The Purchase Price will be adjusted (the “Accounts Receivable Adjustment”) as follows:

(i)                                     Following the Final Closing and through the expiration of each Receivables Collection Period, Seller shall use its Best Efforts to collect the Accounts Receivable outstanding as of the applicable Closing Date on which such Accounts Receivable are sold to Buyer (“Purchased Accounts Receivable”) for the benefit of Buyer.  Buyer shall cooperate with such efforts and shall provide Seller with full access to the documents and other records included in the Purchased Assets.  Seller shall hold amounts received with respect to the Purchased Accounts Receivable in trust and shall, on or prior to the 20th day of the month following the month in which such amounts are received by Seller, (A) pay the same over to the Buyer, subject to the retention of its fee and amounts collected in excess of the Final Closing Net Accounts Receivable, as described below and (B) deliver to Buyer a detailed monthly report on the Purchased Accounts Receivable that includes information for the month then ended pertaining to beginning balance, charges, rebills, payments, adjustments, refunds and ending balance.  Buyer shall also have the right, at Buyer’s expense, to perform a monthly audit of the information provided in the report described in the preceding sentence.  If any amounts with respect to Purchased Accounts Receivable are paid by the account creditors therein directly to the Buyer, rather than to the Seller, Buyer shall promptly account to Seller with respect thereto.  Seller will withhold from amounts payable to Buyer herein with respect to collected Purchased Accounts Receivable an amount equal to 5.0% of the Collected Accounts Receivable (up to the amount of the Final Closing Net Accounts Receivable in collections in the aggregate).  Such amount withheld from amounts payable to Buyer shall constitute payment in full to Seller in respect of Seller’s collection of Accounts Receivable for the benefit of Buyer for all purposes.

(ii)                                  Within 30 days of the date on which the Receivables Collection Period for the Initial Closing ends, Seller shall deliver a schedule to Buyer setting forth a listing of Purchased Accounts Receivable sold to Buyer at the Initial Closing that were collected during such Receivables Collection Period (“Initial Closing Collected Accounts Receivable”) and a schedule setting forth a listing of Purchased Accounts Receivable sold to Buyer at the Initial Closing that are outstanding and uncollected as of the end of such Receivables Collection Period (“Initial Closing Uncollected Accounts Receivable”).

(iii)                               Promptly (but not later than five days) after the delivery of the schedules of Initial Closing Collected Accounts Receivable and Initial Closing Uncollected Accounts Receivable, pursuant to Section 2.3(e)(ii):

A.                                   if the Final Closing Net Accounts Receivable sold to Buyer at the Initial Closing exceeds the Initial Closing Collected Accounts Receivable, then (x) the Purchase Price will be decreased on a dollar for dollar basis in an amount equal to such excess, and (y) Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller an amount equal to such excess; provided however, that no adjustment shall be made to the Purchase Price and Seller will have no obligation to pay any amounts to Buyer pursuant to clauses (x) and (y), respectively of this sentence if the amount of such excess is less than the A/R Basket; and provided further, that in no event shall the amount of the adjustment and payment specified in clauses (x) and (y) of this sentence exceed the A/R Ceiling.

B.                                     if the Initial Closing Collected Accounts Receivable exceeds the Final Closing Net Accounts Receivable sold to Buyer at the Initial Closing, then (x) the Purchase Price will be increased on a dollar for dollar basis in an amount equal to such excess, and (y) Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to that portion of such excess (if any) paid by Seller to Buyer and not retained by Seller as provided above.

(iv)                              Within 30 days of the date on which the last Receivables Collection Period ends, Seller shall deliver a schedule to Buyer setting forth a listing of all Purchased Accounts Receivable collected during each of the Receivables Collection Periods (“Collected Accounts Receivable”) and a schedule setting forth a listing of Purchased Accounts Receivable outstanding and uncollected as of the end of each of the Receivables Collection Periods (the “Uncollected Accounts Receivable”).

(v)                                 The schedule of Collected Accounts Receivable (including any calculation necessary to determine such amounts) will be subject to Buyer’s review.  In reviewing the schedule of Collected Accounts Receivable, Buyer shall have the right to discuss such matters with Seller and its Representatives and to review the work papers, schedules, memoranda, and other documents Seller and its Representatives prepared or reviewed in determining the Collected Accounts Receivable and thereafter will have access to all relevant books and records of the Purchased Business, all to the extent Buyer reasonably requires to complete its review.  Within 30 calendar days after its receipt of the schedule of Collected Accounts Receivable from Seller, Buyer will advise Seller whether, based on such review, it has any exceptions to such matters.  Unless Buyer delivers to Seller, within such 30 calendar day period, written notice describing its exceptions to Seller’s calculation of the Collected Accounts Receivable as set forth in such schedule (or written notice describing the failure of Seller to comply with its obligations under this Section 2.3(e)(v) which has resulted in Buyer’s inability to determine exceptions to such matters), the schedule of Collected Accounts Receivable will be conclusive and binding on the Parties.  If Buyer submits written notice detailing any exceptions to the calculation of Collected Accounts Receivable set forth in the schedule (or written notice describing the failure of Seller to comply with its obligations as described above), then (i) for 20 days after the date Seller receives such letter, Seller and Buyer shall use their Best Efforts to agree on the conclusive and binding calculation of Collected Accounts Receivable, and (ii) lacking such agreement, the matter will be referred to Deloitte & Touche LLP or Ernst & Young LLP (as the Parties mutually agree), who will determine a final and binding schedule of Collected Accounts Receivable within 30 days of such referral, which determinations shall thereupon be conclusive and binding on the Parties for all purposes.  The costs of such accountants shall be shared equally by Seller and Buyer.

(vi)                              Promptly (but not later than five days) after the determination of Collected Accounts Receivable, pursuant to Section 2.3(e)(v) that is conclusive and binding:

A.                                   if the sum of the Final Closing Net Accounts Receivable transferred to Buyer at the Closings exceeds the Collected Accounts Receivable, then the Purchase Price will be decreased on a dollar for dollar basis in an amount equal to such excess (offset by any decrease (increase)  of the Purchase Price pursuant to Section 2.3(e)(iii)(A) or (B) above); provided however, that no adjustment shall be made to the Purchase Price pursuant to this Section 2.3(e)(vi)(A), if the amount of such excess is less than the A/R Basket; and provided further, that in no event shall the amount of the adjustment pursuant to this Section 2.3(e)(vi)(A), exceed the A/R Ceiling.

B.                                     if the Collected Accounts Receivable exceeds the sum of the Final Closing Net Accounts Receivable transferred to the Buyer at the Closings, then the Purchase Price will be increased on a dollar for dollar basis in an amount equal to such excess (offset by any increase (decrease) of the Purchase Price pursuant to Section 2.3(e)(iii)(A) or (B) above).

C.                                     if the Purchase Price as adjusted pursuant to this Section 2.3(e)(vi) exceeds the aggregate amounts previously paid by Buyer hereunder (after taking into account any amount returned by the Seller Parties to Buyer pursuant to Section 2.3(e)(iii)(A)), then Buyer shall pay to the Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to such excess.

D.                                    if the aggregate amounts previously paid by Buyer hereunder (after taking into account any amount returned by the Seller Parties to Buyer pursuant to Section 2.3(e)(iii)(A)) exceeds the Purchase Price as adjusted pursuant to this Section 2.3(e)(vi), then the Seller Parties shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller, an amount equal to such excess.

E.                                      Buyer shall transfer, convey and assign all of the Uncollected Accounts Receivable to Seller at the expiration of each applicable Receivables Collection Period.

(vii)                           Following any Closing, if any amounts with respect to Accounts Receivable arising out of the operation of the Purchased Business following the Closing Date on which the applicable Center is transferred to Buyer, are paid by account creditors directly to Seller rather than to Buyer, such amounts shall not constitute Collected Accounts Receivable and Seller shall promptly pay the same over to Buyer, without reduction in any respect, including, without limitation, in respect of the fee described in Section 2.3(e)(i).

2.4                               Allocation of the Purchase Price.

The Purchase Price shall be allocated among the Purchased Assets as reasonably agreed upon by Buyer and the Seller Parties no less than ten (10) days prior to the each Closing Date, which allocation shall address, in reasonable detail, the allocation of the Purchase Price to the various categories of (i) assets specified in Internal Revenue Service (“IRS”) Form 8594 (and any schedule required to be attached thereto) and (ii) depreciable or amortizable assets for Federal income tax purposes.  Lacking such agreement, the matter will be referred to Deloitte & Touche LLP or Ernst & Young LLP (as the Parties mutually agree), who will determine the final and binding allocation of the Purchase Price within 30 days of such referral, which determinations shall thereupon be conclusive and binding on the Parties for all purposes.  The costs of such accountants shall be shared equally by Seller and Buyer.  Buyer and the Seller

Parties each agree to file their respective Federal and state income Tax Returns, reports and forms, including IRS Form 8594, in a manner consistent with said allocation.

2.5                               Closings.

(a)                                  Initial Closing.  The initial closing of the purchase and sale of the Purchased Assets (the “Initial Closing”) shall take place, subject to the satisfaction or waiver of all of the conditions specified in Sections 7.1, 7.2 and 7.3 (other than conditions with respect to actions the respective Parties will take at the Initial Closing itself) on the last day of the month during which such conditions are first satisfied or waived, but in any event no sooner than January 31, 2003, or such other date as Buyer and Seller may mutually determine (the “Initial Closing Date”), at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., Century Tower Plaza, 2029 Century Park East, Suite 2400, Los Angeles, California, commencing at 9:00 a.m., local time.

(b)                                 Second Closing.  The second closing (if any) of the purchase and sale of the Purchased Assets (the “Second Closing”) shall take place, subject to the satisfaction or waiver of all of the conditions specified in Sections 7.1, 7.4 and 7.5 (other than conditions with respect to actions the respective Parties will take at the Second Closing itself), on February 28, 2003 (the “Second Closing Date”) at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., Century Tower Plaza, 2029 Century Park East, Suite 2400, Los Angeles, California, commencing at 9:00 a.m., local time.  For purposes of clarification, if the Initial Closing does not occur until February 28, 2003, there will be no Second Closing.

(c)                                  Third Closing.  The third closing (if any) of the purchase and sale of the Purchased Assets (to the extent not previously acquired by Buyer) (the “Third Closing”) shall take place, subject to the satisfaction or waiver of the conditions specified in Sections 7.1, 7.4 and 7.5 (other than conditions with respect to actions the respective Parties will take at the Third Closing itself), on the earlier of (i) May 9, 2003 and (ii) the date (but only if such date is after February 28, 2003) on which Seller has acquired all of the outstanding Equity Interests of the Valencia JV (the “Third Closing Date”) at the offices of Akin Gump, Strauss, Hauer & Feld, L.L.P., Century Tower Plaza, 2029 Century Park East, Suite 2400, Los Angeles, California, commencing at 9:00 a.m., local time.

(d)                                 Delivery of Closing Statement.  On the fifth Business Day prior to each Closing Date, Seller shall prepare and deliver to Buyer the Closing Statement.

(e)                                  Purchased Assets to be Transferred at Closing; Assumption of Liabilities.

(i)                                     At each Closing, Seller shall, and Parent agrees to cause Seller to, sell transfer and convey to Buyer the Purchased Assets for all Centers not previously transferred to Buyer hereunder with respect to which all conditions to Closing have been satisfied or waived (other than conditions with respect to actions the respective Parties will take at the Closing itself) prior to the second Business Day prior to such Closing Date, free and clear of all Encumbrances other than Permitted Encumbrances.

(ii)                                  At each Closing, Buyer agrees to assume and become responsible for all of the Assumed Liabilities for all Centers not previously transferred to Buyer hereunder with respect to which all conditions to Closing have been satisfied or waived (other than conditions with respect to actions the respective Parties will take at the Closing itself) prior to the second Business Day prior to such Closing Date.

(f)                                    Closing Date Payments.

(i)                                     On the Initial Closing Date, the Buyer will pay to the Seller the Closing Purchase Price set forth on the Closing Statement delivered to Buyer with respect to the Initial Closing.

(ii)                                  On each Subsequent Closing Date:

A.                                   if the Closing Purchase Price set forth on the Closing Statement delivered with respect to such Closing exceeds the aggregate amounts (if any) previously paid by Buyer with respect to the Closing Purchase Price (after taking into account any amount returned by the Seller Parties to Buyer pursuant to Section 2.5(f)(ii)(B), then Buyer shall pay to Seller at the applicable Closing, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to such excess.

B.                                     if the aggregate amounts previously paid by Buyer with respect to the Closing Purchase Price (after taking into account any amount returned by the Seller Parties to Buyer pursuant to this Section 2.5(f)(ii)(B)) exceeds the Closing Purchase Price set forth on the Closing Statement delivered with respect to such Closing, then the Seller Parties shall pay to Buyer at the applicable Closing, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller, an amount equal to such excess.

That portion of the Purchase Price to be paid on any Closing is referred to herein as the “Closing Payment.”

(g)                                 Review of Closing Statements; Disputes.  Within 10 Business Days of the Completion Date, Seller shall prepare and deliver to Buyer a final Closing Statement including Seller’s good faith computation of the Closing Purchase Price as of the Final Closing, as adjusted for the Net Working Capital Adjustment and the EBITDA Audit Adjustment, but prior to any adjustment for the Accounts Receivable Adjustment.  Such Closing Statement (including any calculation necessary to determine such amounts) will be subject to Buyer’s review as follows:

(i)                                     During the 30 day period beginning on the date on which Seller delivers a final Closing Statement pursuant to this Section 2.5(g), Buyer will advise Seller whether, based on its review of such Closing Statement, it has any exceptions to the Closing Statement.  In reviewing the Closing Statement, Buyer shall have the right to discuss such matters with Seller and its Representatives and to review the work papers, schedules, memoranda, and other documents Seller and its Representatives prepared or reviewed in determining each of the items set forth on the Closing Statement and thereafter will have access to all relevant books and records of the Purchased Business, all to the extent Buyer reasonably requires to complete its review.  Unless Buyer delivers to Seller, within such 30 calendar day period, written notice describing its exceptions to the Closing Statement (or written notice describing the failure of Seller to comply with its obligations under this Section 2.5(g)(i) which has resulted in Buyer’s inability to determine the exceptions to such matters), the Closing Statement will be conclusive and binding on the Parties.  If Buyer submits written notice detailing any exceptions to the Closing Statement (or written notice describing the failure of Buyer to comply with its obligations described above), then (i) for 20 days after the date Seller receives such letter, Seller and Buyer shall use their Best Efforts to agree on a final and binding Closing Statement, as applicable, and (ii) lacking such agreement, the Closing Statement will be referred to Deloitte & Touche LLP or Ernst & Young LLP (as the Parties mutually agree), who will determine the final and binding Closing Statement within 30 days of such referral, which determination shall thereupon be conclusive and binding upon the Parties for all purposes.  The costs of such accountants shall be shared equally by Seller and Buyer.

(ii)                                  Promptly (but not later than five days) after the establishment of a Closing Statement pursuant to this Section 2.5(g) that is conclusive and binding:

A.                                   if the Closing Purchase Price exceeds the aggregate amounts previously paid by Buyer with respect to the Closing Purchase Price (after taking into account any amounts returned by the Seller Parties to Buyer pursuant to Section 2.5(f)(ii)(B)), then Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to such excess.

B.                                     if the aggregate amounts previously paid by Buyer with respect to the Closing Purchase Price (after taking into account any amounts returned by Seller Parties to Buyer pursuant to Section 2.5(f)(ii)(B)) exceeds the Closing Purchase Price, then the Seller Parties shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller, an amount equal to such excess.

(h)                                 Interest on Adjustments.  In the event that either Seller or Buyer fails to make any payment specified in this Section 2.5 when due, then interest will accrue on the unpaid amount at a rate per annum equal to the prime rate then in effect (as published from time to time by the Wall Street Journal) plus two percent (2%), or, if less, the maximum rate of interest allowable by Law.

(i)                                     Cooperation of Parties.  The Parties and their respective Representatives shall fully cooperate in the preparation of each Closing Statement, including, without limitation access to workpapers relevant thereto, as well as the books and records related thereto.

2.6                               Deliveries at the Initial Closing.

At the Initial Closing:

(a)                                  Seller will deliver, and Parent will cause Seller to deliver, to Buyer:

(i)                                     An officer’s certificate, substantially in the form of Exhibit D-1, dated as of the Initial Closing Date, duly executed on Seller’s behalf, as to whether each condition specified in Sections 7.2(a), 7.2(b) and 7.2(c) has been satisfied.

(ii)                                  A secretary’s certificate, substantially in the form of Exhibit E, dated as of such Closing Date, duly executed on Seller’s behalf.

(iii)                               A non-foreign certification (in form and substance reasonably satisfactory to Buyer) that satisfies the requirements of Treasury Regulation section 1.1445-2(b)(2).

(iv)                              A transition services agreement (the “Transition Services Agreement”), in the form of Exhibit G, duly executed by Seller pursuant to which Seller provides or arranges for the provision of certain infrastructure, billing and collection services on an interim basis to the imaging centers included as part of the Purchased Assets subsequent to the Closing Date.

(v)                                 A noncompetition agreement (the “Noncompetition Agreement”) in the form of Exhibit H, duly executed by Seller and Parent, respectively.

(vi)                              One or more grant deeds in recordable form with respect to each parcel of Owned Real Estate set forth on Schedule I of the Seller Disclosure Schedule, each in form and substance reasonably satisfactory to Buyer and its legal counsel and duly executed by Seller.

(vii)                           A legal opinion of the outside counsel listed in Section 10.4, in the form and substance as set forth in Exhibit I-1, addressed to Buyer and dated as of the Initial Closing Date.

(viii)                        The Audited Financial Statements.

(ix)                                All invoices received from KPMG LLP relating to the preparation and delivery of the Audited Financial Statements.

(b)                                 Buyer will deliver to Seller:

(i)                                     An amount equal to the Closing Purchase Price on the Initial Closing Date in accordance with Section 2.5(f).

(ii)                                  An amount, via wire transfer of immediately available funds to an account designated by Seller, equal to 50% of the fees of KPMG LLP incurred in connection with the preparation and delivery of the Audited Year End Financials for Seller’s Business and

the Audited Interim Financials for Seller’s Business, as reflected on the invoices delivered pursuant to Section 2.6(a)(ix); provided, however, that the amount payable by Buyer hereunder shall not exceed $100,000.

(iii)                               An officer’s certificate, substantially in the form of Exhibit K-1, duly executed on Buyer’s behalf, as to whether each condition specified in Sections 7.3(a) and 7.3(b) has been satisfied.

(iv)                              A secretary’s certificate, substantially in the form of Exhibit L, duly executed on Buyer’s behalf.

(v)                                 A legal opinion of the outside counsel listed in Section 10.4 in the form and substance as set forth in Exhibit M-1, addressed to Seller and dated as of the Initial Closing Date;

(c)                                  Parent will deliver to Buyer:

(i)                                     An officer’s certificate, substantially in the form of Exhibit N-1, duly executed on Parent’s behalf, as to whether each condition specified in Section 7.2(a) applicable to Parent has been satisfied.

(ii)                                  A secretary’s certificate, substantially in the form of Exhibit O, duly executed on Parent’s behalf and dated as of such Closing Date.

(d)                                 CMIC will deliver to Buyer:

(i)                                     An officer’s certificate, substantially in the form of Exhibit Q-1, duly executed on CMIC’s behalf, as to whether each condition specified in Section 7.2(a) applicable to CMIC has been satisfied.

(ii)                                  A secretary’s certificate, substantially in the form of Exhibit R, duly executed on CMIC’s behalf and dated as of such Closing Date.

2.7                               Deliveries at each Closing.

At each Closing:

(a)                                  Seller will deliver, and Parent will cause Seller to deliver, to Buyer:

(i)                                     Any amounts payable to Buyer pursuant to Section 2.5(f)(ii)(B), in cash, via wire transfer of immediately available funds to an account designated by Buyer.

(ii)                                  A Bill of Sale and Assignment in the form of Exhibit B (“Bill of Sale”) duly executed by the Seller relating to the portion of the Seller’s Business conveyed on such Closing Date.

(iii)                               An Assignment and Assumption Agreement in the form of Exhibit C (“Assignment and Assumption Agreement”) duly executed by the Seller relating to the portion of the Seller’s Business conveyed on such Closing Date.

(iv)                              In the event such Closing is a Subsequent Closing, an officer’s certificate, substantially in the form of Exhibit D-2, dated as of such Closing Date, duly executed on Seller’s behalf, as to whether each condition specified in Sections 7.4(a), 7.4(b) and 7.4(c) has been satisfied.

(v)                                 An assignment and assumption of lease agreement for each Center Lease for which a Center Lease Consent has been obtained (each, a “Center Lease Assignment”) as of the Closing Date in the form attached hereto as Exhibit F (or Exhibit F-1 with respect to the VP Ground Lease), or in such other form as is required by any landlord under any Center Lease; provided that any such other form required by any landlord must provide for the assignment to Buyer of all of Seller’s right, title, and interest in and to the Center Lease and for the assumption by Buyer of Seller’s obligations under the Center Lease, and provided further that (A) Buyer shall not be obligated in such other form required by any landlord to undertake any obligations not set out in the Center Lease other than as included in any amendment permitted to be entered into by the Seller Parties or Buyer pursuant to Section 5.2(d), and (B) the execution by Buyer of such other form required by any landlord shall not be deemed an amendment or modification of this Agreement.

(vi)                              Such other bills of sale, assignments, and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance, and delivery of the Purchased Business on the such Closing Date to Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and duly executed by the applicable Seller Party.

(vii)                           Subject to the provisions of Sections 5.2(d) and 7.2(f), each of the Center Lease Consents and Center Lease Estoppels.

(viii)                        The Closing Statement for such Closing.

(ix)                                A legal opinion of the outside counsel listed in Section 10.4 in the form and substance as set forth in Exhibit I-2, addressed to Buyer and dated as of such Closing Date.

(b)                                 Buyer will deliver to Seller:

(i)                                     Any amounts payable to Seller pursuant to Section 2.5(f)(ii)(A), in cash, via wire transfer of immediately available funds to an account designated by Seller.

(ii)                                  In the event such Closing is a Subsequent Closing, an officer’s certificate, substantially in the form of Exhibit K-2, duly executed on Buyer’s behalf, as to whether each condition specified in Sections 7.5(a) and 7.5(b) has been satisfied.

(iii)                               All releases, if any, obtained pursuant to Section 5.13 hereof.

(iv)                              The Assignment and Assumption Agreement specified in Section 2.7(a)(iii), duly executed by Buyer.

(v)                                 Each Center Lease Assignment, delivered pursuant to Section 2.7(a)(v) duly executed by Buyer.

(vi)                              A legal opinion of the outside counsel listed in Section 10.4 in the form and substance as set forth in Exhibit M-2, addressed to Seller and dated as of the Closing Date.

(c)                                  Parent will deliver to Buyer:

(i)                                     An officer’s certificate, substantially in the form of Exhibit N-2, duly executed on Parent’s behalf, as to whether each condition specified in Section 7.4(a) applicable to Parent has been satisfied.

(d)                                 CMIC will deliver to Buyer:

(i)                                     An officer’s certificate, substantially in the form of Exhibit Q-2, duly executed on CMIC’s behalf, as to whether each condition specified in Section 7.4(a) applicable to CMIC has been satisfied.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE TRANSACTIONS

3.1                               Representations and Warranties of Parent.

Except as is provided in the preamble to the disclosure letter delivered at or prior to the execution of this Agreement by Parent (the “Parent Disclosure Schedule”), Parent represents and warrants to Buyer as follows:

(a)                                  Status of Parent.  Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

(b)                                 Power and Authority; Enforceability.  Parent has the corporate power and authority to execute and deliver each Transaction Document to which Parent is a party, and to perform and consummate the Transactions.  Parent has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of Parent’s obligations thereunder, and the consummation of the Transactions.  Each Transaction Document has been duly authorized, executed, and delivered by, and is Enforceable against Parent, if Parent is a party thereto.

(c)                                  No Violation.  Except as set forth in Schedule 3.1(c) of the Parent Disclosure Schedule, the execution and the delivery of the Transaction Documents to which Parent is a party and the performance and consummation of the Transactions by Parent will not

(i) Breach any Law to which Parent is subject or any provision of its Organizational Documents, (ii) Breach any material Contract or material Permit to which Parent is a party or by which Parent is bound or to which any of Parent’s assets is subject, (iii) subject to Section 6.5, require any material Consent except (A) any applicable filings required under the HSR Act by Parent, Seller and Buyer, (B) any SEC and other filings required to be made by Parent, and (C) any notifications or filings to the relevant state or Federal regulatory agencies, (iv) Breach any resolution adopted by the board of directors or the shareholders of Parent, (v) Breach or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which Parent, or any of its assets, may be subject or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of Parent’s assets.

(d)                                 Brokers’ Fees.  Parent has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer could become directly or indirectly Liable.

3.2                               Representations and Warranties of Buyer.

Except as is provided in the preamble to the disclosure letter delivered at or prior to the execution of this Agreement by Buyer (the “Buyer Disclosure Schedule”), Buyer represents and warrants to the Seller Parties as follows:

(a)                                  Entity Status.  Buyer is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization.

(b)                                 Power and Authority; Enforceability.  Buyer has the corporate power and authority to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the Transactions.  Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of Buyer’s obligations thereunder, and the consummation of the Transactions.  Each Transaction Document has been duly authorized, executed and delivered by, and is Enforceable against, Buyer, if Buyer is a party thereto.

(c)                                  No Violation.  Except as set forth in Schedule 3.2(c) of the Buyer Disclosure Schedule, the execution and the delivery of the Transaction Documents to which Buyer is a party and the performance and consummation of the Transactions by Buyer will not (i) Breach any Law to which Buyer is subject or any provision of its Organizational Documents, (ii) Breach any material Contract or material Permit to which Buyer is a party or by which Buyer is bound or to which any of Buyer’s assets is subject, (iii) require any material Consent except (A) any applicable filings required under the HSR Act by Parent, Seller and Buyer, (B) any SEC and other filings required to be made by Buyer, and (C) any notifications or filings to the relevant state or Federal regulatory agencies, (iv) Breach any resolution adopted by the board of directors or the shareholders of Buyer, (v) Breach or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which Buyer, or any of its assets, may be subject or (vi) result in the imposition or creation of any Encumbrance upon or with respect to Buyer’s assets.

(d)                                 Brokers’ Fees.  Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which the Seller Parties could become Liable.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

CONCERNING THE SELLER

Except as is provided in the preamble to the disclosure letter delivered at or prior to the execution of this Agreement by Seller (the “Seller Disclosure Schedule”), each Seller Party, jointly and severally, represents and warrants to Buyer as follows:

4.1                               Corporate Status.

Seller is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization.  Seller is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.  Seller has the requisite power and authority necessary to own or lease the properties included as a part of the Subject Assets and to carry on Seller’s Business as currently conducted.

4.2                               Power and Authority; Enforceability.

Seller has the corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions.  Seller has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of Seller’s obligations thereunder, and the consummation of the Transactions.  Each Transaction Document to which Seller is a party has been duly authorized, executed, and delivered by, and is Enforceable against Seller.

4.3                               No Violation.

Except as is set forth on Schedule 4.3 of the Seller Disclosure Schedule, the execution and the delivery of the applicable Transaction Documents by Seller and the performance of its respective obligations hereunder and thereunder, and consummation of the Transactions by Seller will not (a) Breach any Law to which Seller is subject or any provision of the Organizational Documents of Seller, (b) Breach any Contract identified on Schedule 4.12 of the Seller Disclosure Schedule or material Permit to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets other than Permitted Encumbrances), (c) subject to Section 6.5, require any material Consent, except (i) any applicable filings required under the HSR Act by Parent, Seller, and Buyer, (ii) any SEC and other filings required to be made by Parent and (iii) any notifications or filings to any relevant state or Federal regulatory agencies, (d) Breach any resolution adopted by the board of directors or the shareholders of Seller, (e) Breach or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which Seller, or any of its assets, may be subject or (f) result in the imposition or creation of any Encumbrance upon or with respect to any of Seller’s assets.

4.4                               Brokers’ Fees.

Seller has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer could become directly or indirectly Liable.

4.5                               Financial Statements.

The Financial Statements (i) have been or, in the case of the Audited Financial Statements, when delivered will be, prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and (ii) present or, in the case of the Audited Financial Statements, when delivered will present, fairly the financial condition and results of operation of Seller’s Business, changes in shareholders’ equity and cash flows of Seller’s Business and each Center, as of the respective dates of and for the periods referred to in the Financial Statements (except the Year End Financial Statements for Seller’s Business and the Interim Financial Statements for Seller’s Business do not reflect (a) accruals for income tax expense (benefits) and accruals for certain inter-company payables, (b) lack footnotes and other presentation items, neither (a) or (b) of which, to Seller’s Knowledge, would be material to a computation of EBITDA or Net Working Capital for the periods covered thereby or at the dates thereof, other than as have been reflected in the adjustments to the Purchase Price set forth in Section 2.3 and (c) period end audit adjustments, none of which, to Seller Parties’ Knowledge, are necessary for a fair presentation of the results of operations or financial condition for the period then ended), all in accordance with GAAP consistently applied.  Since the Balance Sheet Date, Seller has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

4.6                               Subsequent Events.

Since the Balance Sheet Date, Seller has operated Seller’s Business in the Ordinary Course of Business and there has not been any:

(a)                                  event, situation or occurrence that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect;

(b)                                 material closure, shut down or other elimination of any of the offices, franchises or any other change in the character of Seller’s Business, or the properties or assets included in the Subject Assets;

(c)                                  material damage, destruction or loss with respect to any of the properties or assets included as a part of the Subject Assets, whether or not covered by insurance;

(d)                                 sale, lease, transfer, or assignment of any material portion of the assets included as part of the Subject Assets;

(e)                                  commencement, settlement, cancellation, compromise, waiver, or release of any Action (or series of related Actions) relating to Seller’s Business either involving more than $50,000 or outside the Ordinary Course of Business;

(f)                                    Contract entered into or any rights granted with respect to any intellectual property rights included as a part of the Subject Assets except in the Ordinary Course of Business;

(g)                                 single or related Contracts entered into by Seller relating to the Seller’s Business, except those entered into in the Ordinary Course of Business or approved in writing by Buyer; provided, however, that with respect to Seller’s Business, Seller will not enter into any Contract after the date hereof involving Indebtedness in the Ordinary Course of Business or otherwise except as approved in writing by Buyer, which approval shall not be unreasonably withheld or delayed;

(h)                                 except as is set forth on Schedule 4.6 of the Seller Disclosure Schedule, payment or increase (except in the Ordinary Course of Business) by Seller of any bonuses, salaries or other compensation to any shareholder, director or officer of Seller’s Business or entry into any employment, severance or similar Contract with any shareholder, director, officer or employee of Seller’s Business;

(i)                                     payment or increase by Seller of any bonuses, salaries, or other compensation to any employee (other than directors and officers), except in the Ordinary Course of Business;

(j)                                     adoption of, amendment to, or increase in the payments to, or benefits under, any Seller Plan, except as is set forth on item 7 of Schedule 4.15 of the Seller Disclosure Schedule;

(k)                                  entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party relating to Seller’s Business, or (ii) any Contract or transaction relating to Seller’s Business or the Subject Assets involving a total remaining commitment by Seller of at least $250,000;

(l)                                     written notification or other written communication from any customer, landlord, indemnity insurance company, managed care organization, referring physician or material supplier of Seller’s Business of an intention to discontinue or change the terms of its relationship with Seller, and, to Seller’s Knowledge, no such Person has Threatened to discontinue or change the terms of its relationship with Seller;

(m)                               creation or assumption by Seller or any of its Subsidiaries of any Encumbrance (other than Permitted Encumbrances) on any asset included as part of the Subject Assets;

(n)                                 material change in accounting methods used by Seller relating to Seller’s Business, except for any such change required because of a concurrent change in GAAP or as a result of the audit performed by KPMG LLP;

(o)                                 making of any loan, advance or capital contributions to or investment in any Person relating to Seller’s Business, other than in the Ordinary Course of Business, in excess of $50,000;

(p)                                 except in the Ordinary Course of Business, any amendment or termination of any Contract set forth in Schedule 4.12 of the Seller Disclosure Schedule or any waiver, release or assignment of any material rights or claims thereunder;

(q)                                 failure to operate, maintain, repair or otherwise preserve the real property or the personal property, including, but not limited to, the imaging equipment, owned or leased by Seller, or any of its Subsidiaries, that is used in Seller’s Business consistent with past practice and in compliance in all material respects with all applicable Laws and requirements of all applicable Contracts;

(r)                                    change in the manner of collection of the Accounts Receivable of Seller’s Business; or

(s)                                  agreement to do, cause or suffer any of the foregoing.

4.7                               Liabilities.

Seller has no Liabilities that would be required under GAAP to be set forth on a balance sheet arising out of or relating to Seller’s Business or any Subject Asset that would be included in the Assumed Liabilities, except for Liabilities reflected or reserved against in the Financial Statements and current Liabilities incurred in the Ordinary Course of Business of Seller since the Balance Sheet Date.

4.8                               Legal Compliance.

(a)                                  Seller has complied in all material respects with all applicable Laws in connection with its operation of Seller’s Business, and no Action is pending or, to the Knowledge of Seller, Threatened against it alleging any failure to so comply.

(b)                                 Except as set forth on Schedule 4.8(b) of the Seller Disclosure Schedule, the Seller Parties possess all Permits required to be obtained for the operation of Seller’s Business as presently conducted, all such Permits are in full force and effect, and no suspension or cancellation is, to the Knowledge of Seller, Threatened.  To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or will result in a violation by Seller of, or a failure on the part of Seller to comply, in any material respect, with, any applicable Law with respect to Seller’s Business.

(c)                                  Schedule 4.8 of the Seller Disclosure Schedule contains a complete and accurate list of each Permit that is held by Seller or that otherwise relates to Seller’s Business or the Subject Assets. Each Permit listed or required to be listed in Schedule 4.8 of the Seller Disclosure Schedule is valid and in full force and effect. Except as set forth in Schedule 4.8 of the Seller Disclosure Schedule:

(i)                                     Seller is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Schedule 4.8 of the Seller Disclosure Schedule;

(ii)                                  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any material term or requirement of any Permit listed or required to be listed in Schedule 4.8 of the Seller Disclosure Schedule or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed or required to be listed in Schedule 4.8 of the Seller Disclosure Schedule;

(iii)                               Seller has not received, at any time since  January 1, 2000, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any material term or requirement of any Permit or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit, in each case relating to Seller’s Business; and

(iv)                              all applications required to have been filed for the renewal of the Permits listed or required to be listed in Schedule 4.8 of the Seller Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

The Permits listed in Schedule 4.8 of the Seller Disclosure Schedule collectively constitute all of the Permits necessary to permit Seller to lawfully conduct and operate Seller’s Business in the manner in which it currently conducts and operates Seller’s Business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

Notwithstanding the foregoing, no representation or warranty is made in this Section 4.8 with respect to Tax Matters, which are exclusively covered in Section 4.9, with respect to insurance, which is covered in Section 4.19, or with respect to Environmental, Health, and Safety Requirements, which are covered exclusively in Section 4.16.

4.9                               Tax Matters.

(a)                                  All material Tax Returns that are required to be filed by or with respect to Seller have been duly filed and all such Tax Returns are true, complete and correct in all material respects.

(b)                                 All Taxes shown to be due on such Tax Returns have been paid in full.

(c)                                  All deficiencies asserted or assessments made as a result of any examinations of Seller have been paid in full other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the balance sheet included in the Interim Financial Statements for Seller’s Business in accordance with GAAP.

(d)                                 There are no Encumbrances for Taxes upon Seller’s Business other than Taxes which either (i) are not yet delinquent or (ii) are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with GAAP.

(e)                                  The charges, accruals and reserves with respect to Taxes on the books of Seller are adequate and are at least equal to Seller’s Liabilities for Taxes.  All information relating to Taxes set forth in the notes to the Financial Statements is true and complete.

(f)                                    All Taxes that Seller is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Body.

(g)                                 No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any of the Subject Assets.

(h)                                 None of the Subject Assets is property that Buyer is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

4.10                        Real Property and Leaseholds.

(a)                                  The Seller owns a fee interest in that certain building located at 6855 Noble, Van Nuys, California, more specifically defined as the “Improvements” under Section 5.1 of the VP Ground Lease (the “Owned Real Estate”).  Seller’s interest in the Owned Real Estate arises out of and is subject to the provisions of the VP Ground Lease and Valley Presbyterian Hospital’s rights thereunder, including, without limitation, Valley Presbyterian Hospital’s right of first refusal pursuant to Section 16.4 of the VP Ground Lease, and is free and clear of all Encumbrances, except for Permitted Encumbrances and the VP Ground Lease.  The Owned Real Estate and the parcels of real property indicated as leased properties on Schedule I of the Seller Disclosure Schedule, constitute all real properties used or occupied by Seller in conducting the Seller’s Business.

(b)                                 Set forth in Schedule I of Seller Disclosure Schedule is a true, correct and complete list of all leasehold interests in real property (collectively, the “Leased Property”) leased by Seller, as tenant, and used by Seller in connection with the operation of Seller’s Business, which are to be conveyed to Buyer as Purchased Assets pursuant to the terms of this Agreement.  Schedule I of the Seller Disclosure Schedule contains a true, correct and complete list of the leases, licenses and other documents and amendments thereto by which Seller occupies each Leased Property (each set of such documents is referred to herein as a “Center Lease”).  Seller has delivered or made available to Buyer true, correct and complete copies of each Center Lease.  Set forth in Schedule 4.10(b) of the Seller Disclosure Schedule is a list of the start date, expiration date and renewal terms of each Center Lease.

(c)                                  Seller has performed all tenant obligations under each Center Lease concerning the construction of tenant improvements at each Leased Property, and, to Seller’s Knowledge, all fees, tenant improvement allowances and other landlord concessions under each Center Lease have been paid or performed in full.

(d)                                 The Center Lease for each Leased Property does not prohibit the use of the Leased Property for the purposes each is currently used for, including, as applicable, MRI and

PET imaging and, to Seller’s Knowledge, no circumstances exist that would now or in the future limit such uses of any Leased Property.

(e)                                  Except as set forth in Schedule 4.10(e) of the Seller Disclosure Schedule, Seller has not granted to any Person any right, option, right of first offer or right of first refusal to lease, sublease, use or occupy all or part of any Leased Property.

(f)                                    No commission or other payment is due any real estate broker by Seller in connection with the leasing of any of the Leased Property, and there are no agreements, oral or written, under which any real estate broker is entitled to any future payment or commission by Seller or its assignee in connection with the leasing of the Leased Property to Seller or the assignment of any Center Lease to Buyer.

(g)                                 Seller has not pledged, encumbered or hypothecated its right, title or interest in or to any Center Lease or any Leased Property other than Permitted Encumbrances.

(h)                                 With respect to the improvements constructed pursuant to the terms of that certain Center Lease entitled “Ground Lease” (the “VP Ground Lease”) by and between Valley Presbyterian Hospital, a California nonprofit corporation, as landlord, and Valley Presbyterian Magnetic Resonance Center, a California limited partnership, as tenant, the Improvements (as defined in the VP Ground Lease) have been constructed in accordance with the terms and provisions of the VP Ground Lease, and Seller has performed or caused to be performed each of the tenant’s obligations under the VP Ground Lease relating to the construction of the Improvements.

4.11                        Intellectual Property.

(a)                                  There are no intellectual property rights other than those included in the Excluded Assets that are material to the conduct of Seller’s Business as currently conducted.

(b)                                 The conduct by Seller of Seller’s Business has not and does not infringe upon, misappropriate or conflict in any material respect with any intellectual property right of any Person, and there are no pending or, to the Knowledge of Seller, Threatened claims alleging that Seller, or any of its Subsidiaries, or the operation of Seller’s Business by Seller infringes, misappropriates or conflicts in any material respect with the intellectual property rights of any Person.

4.12                        Contracts.

(a)                                  Schedule 4.12 of the Seller Disclosure Schedule lists, as of the date of this Agreement, (i) each Center Lease, (ii) Contracts not made in the Ordinary Course of Business, (iii) each joint venture, partnership and other Contract (however named) included as part of the Subject Assets involving a sharing of profits, losses, costs or Liabilities by Seller with any other Person, (iv) each Contract included as part of the Subject Assets providing for payments to any Person (other than the Seller Parties) based on sales, purchases or profits other than Contracts or commitments that can or in reasonable probability will be completed within 90 days of the Closing Date or can be terminated within such 90 day period without payment of a penalty in excess of $25,000, and (v) all Contracts entered into by Seller which are included as part of the

Subject Assets that provide for an aggregate payment from Seller in excess of $250,000 in any contract year other than (A) Contracts or commitments that can or in reasonable probability will be completed within 90 days of the Closing Date or can be terminated within such 90 day period without payment of a penalty in excess of $25,000, and (B) Contracts or commitments for goods and services purchased in the Ordinary Course of Business with respect to Seller’s Business in amounts consistent with past practice.

(b)                                 With respect to each Contract set forth on Schedule 4.12 of the Seller Disclosure Schedule, (i) the Contract is Enforceable (except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors, and general principles of equity) and in full force and effect, and has not been terminated, canceled, amended or modified, (ii) the Contract will continue to be Enforceable (except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors, and general principles of equity) following the consummation of the Transactions without material modification to the terms thereof, (iii) no Seller Party is in Breach of such Contract and none of the Seller Parties has Knowledge of any Breach by any other party thereto, and (iv) no party to the Contract has repudiated any provision of the Contract.  To Seller’s Knowledge, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to Seller under current or completed Contracts set forth in Schedule 4.12 of the Seller Disclosure Schedule with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.  Seller has delivered or made available to Buyer true, correct and complete copies of each Contract set forth in Schedule 4.12 of the Seller Disclosure Schedule and all amendments thereto.

4.13                        Litigation.

(a)  Except as is set forth on Section 4.13 of the Seller Disclosure Schedule, Seller is not (x) subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Body or (y) a party to, the subject of, or is, to the Knowledge of Seller, Threatened to be made a party to or the subject of any Action, in each case, relating to Seller’s Business.

(b) To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

(c)  Notwithstanding the foregoing, no representation or warranty is made in subsection (b) of this Section 4.13 with respect to Tax Matters, which are exclusively covered in Section 4.9, with respect to Environmental, Health, and Safety Requirements, which are covered exclusively in Section 4.16, with respect to insurance, which is covered in Section 4.19, with respect to Regulatory Matters which are covered in Section 4.20 or with respect to Medicaid/ Medicare Participation, which are covered exclusively in Section 4.21.

4.14                        Labor; Employees.

(a)                                  None of Parent, Seller, nor any of their respective Subsidiaries, is a party to or bound by, any collective bargaining Contract covering employees of Seller’s Business, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, in each case with respect to Seller’s Business.  Seller has not committed any unfair labor practice (as determined under any Law) in connection with Seller’s operation of Seller’s Business.  No Seller Party has any Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any employees of the Seller’s Business.  There is not pending and Seller has not been, to the Knowledge of Seller, Threatened with, an investigation or proceeding under any Law or order which prohibits discrimination, retaliation or harassment of employees or which requires affirmative action regarding employment with respect to the Seller’s Business.

(b)                                 Schedule 4.14(b) of the Seller Disclosure Schedule contains an accurate list of all (i) employment Contracts between Parent, Seller or any of their respective Subsidiaries and the Transferred Employees, other than Contracts which are terminable at will without any payment becoming due as a result of such termination other than (x) severance payments pursuant to Seller’s employment policies applicable to all similarly situated employees, and (y) as required by Law, and (ii) a list of all employee handbooks and/or manuals relating to employees of the Seller’s Business, true and complete copies of which have been made available to Buyer.  Except in accordance with the Contracts identified in Schedule 4.14(b) of the Seller Disclosure Schedule, no Transferred Employee will accrue additional benefits, severance or accelerated rights to payment of benefits as a result of the Transactions (either alone or combined with any other event or transaction).

(c)                                  To the Knowledge of Seller, no regional vice president or center manager listed on Schedule 6.4 of the Seller Disclosure Schedule has any plans to terminate employment with the Seller.

(d)                                 Provided Buyer satisfies its obligations under Section 6.4(b) hereof, since January 1, 2000, Seller has operated in material compliance with the applicable provisions of the WARN Act or other similar Laws of any jurisdiction in connection with any obligations with respect to persons employed by Seller in connection with Seller’s Business that arise prior to and including the Closing Date.

4.15                        Employee Benefits.

The Seller Parties have previously supplied Buyer with a list that is attached as Schedule 4.15 of the Seller Disclosure Schedule of all plans and other arrangements which provide compensation or benefits to officers, directors or consultants of Seller’s Business or employee benefits to employees of Seller’s Business, including, without limitation, all “employee benefit plans” as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, and all employment or executive compensation arrangements (collectively, the “Seller Plans”).  Except as is set forth on Schedule 4.15 of the Seller Disclosure Schedule, all Seller Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code, other Federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith.  Neither Seller nor any member of the same controlled group of businesses as Seller within the meaning of Section 4001(a)(14) of ERISA (an

“ERISA Affiliate”) is or ever was a sponsor or obligated to contribute to any plan covered by Title IV of ERISA or Section 412 of the Code, or any “multi-employer plan,” within the meaning of Section 3(37) of ERISA.  Each Seller Plan which is required to comply with the provisions of Part 6 of Title I of ERISA, Section 601 et seq., and Code Section 4980B and the provisions of Part 7 of Title I of ERISA, Section 701 et seq., and Code Section 4980D has complied in all material respects, and except as required by such sections of the Code, no Seller Plan which is a “welfare benefit plan,” as defined in Section 3(1) of ERISA, provides for post-employment benefits.  Neither Seller, nor any ERISA Affiliate has failed to make any material contributions or to pay any material amounts due and owing as required by the terms of any Seller Plan.  Each of the Seller Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS, and has been operated substantially in accordance with its terms and with the provisions of the Code.  No amounts payable under the Seller Plans will fail to be deductible for Federal income tax purposes by virtue of Sections 162(m) or 280G of the Code.  Other than routine claims for benefits under the Seller Plans, there are no pending, or, to the best Knowledge of the Seller Parties, Threatened investigations, proceedings, claims, lawsuits, disputes, Actions, audits or controversies involving the Seller Plans or the fiduciaries, administrators or trustees of any of the Seller Plans or Seller or any ERISA Affiliate of either as the employer or sponsor under any Seller Plan, with any of the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Seller Plan or any other Person whomsoever.  The Seller Parties have no Knowledge of any reasonable basis for any such claim, lawsuit, dispute, Action or controversy.  Seller has delivered to Buyer true and complete copies of: (i) each of the Seller Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Seller Plans, (iii) the three most recent annual reports for each of the Seller Plans (including all relevant schedules), (iv) the most recent IRS determination letter for each Seller Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents, and (v) financial statements for each funded Seller Plan.  Seller is not a party or subject to any agreement, Contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of Seller relating to Seller’s Business or to any other Person as a result of the consummation of the Transactions.

4.16                        Environmental, Health, and Safety Matters.

(a)  Seller’s Business is in compliance in all material respects with all Environmental, Health, and Safety Requirements in connection with the ownership, use, maintenance or operation of the Subject Assets; (b) each location at which Seller operates, or has operated, Seller’s Business is in compliance in all material respects with all Environmental, Health, and Safety Requirements; and (c) there are no pending, or to any Seller Parties’ Knowledge, any Threatened allegations by any Person that any of the Subject Assets are not, or that Seller’s Business has not been conducted in compliance in all material respects with all Environmental, Health, and Safety Requirements.

4.17                        Availability, Title to, and Condition of Subject Assets.

(a)                                  The Seller has good and indefeasible title to, or a valid leasehold interest in, all of the Subject Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances.  The Subject Assets include all assets used by Seller in the conduct of Seller’s Business as presently conducted by Seller except for the Excluded Assets and assets which are immaterial to the conduct of Seller’s Business.  Except as contemplated by Section 5.2 of this Agreement, upon the consummation of the Transactions, Buyer will acquire the right to use, and a valid leasehold interest in, all the Subject Assets consisting of leasehold interests, subject to the terms of such leasehold interests.

(b)                                 All buildings, machinery, equipment (including all imaging equipment), and other tangible assets included as part of the Subject Assets, whether owned or leased, have been maintained in accordance with normal industry practice, consistent with past practice and in compliance in all material respects with all applicable Laws and requirements of all applicable Contracts, are in good repair and operating condition (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.  All such tangible assets are in the possession of Seller.

(c)                                  Seller has the power to, and will on the applicable Closing Date, sell, transfer and assign to Buyer the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.

4.18                        Accounts Receivable and Payable.

(a)                                  All of the Accounts Receivable as reflected in the Interim Financial Statements for Seller’s Business and any additional Accounts Receivable recorded in the books and records of Seller thereafter are, and as of the Closing Date will be (in each case if not previously paid), Accounts Receivable that arose in the Ordinary Course of Business.

(b)                                 Seller’s accounts payable reflected on the balance sheet included in the Interim Financial Statements for Seller’s Business represented valid obligations arising from purchases actually made in bona fide arms’ length transactions entered into in the Ordinary Course of Business.

4.19                        Insurance.

Schedule 4.19 of the Seller Disclosure Schedule sets forth a true and accurate list of each insurance policy currently maintained by or at the expense of or for the direct or indirect benefit of the Seller and, with respect to each such insurance policy: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or occurrences policy; and (iii) a description of the coverage provided by such policy.  All such summaries are true and correct and each policy described therein is valid, enforceable, and in full force and effect.  Since the Balance Sheet Date, neither Parent, Seller nor any of their respective Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any material claim under any such insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy.

Except as set forth in Schedule 4.19 of the Seller Disclosure Schedule, there is no pending claim under or based upon any insurance policy of Parent, Seller or any of their respective Subsidiaries covering Seller’s Business or the Subject Assets.

4.20                        Regulatory Matters.

To Seller’s Knowledge, none of Seller or the officers, directors, or employees of Seller or any Person that Seller manages or for which Seller provides billing services has been charged with, or has been or is being investigated with respect to, or has engaged in, any activity that contravenes or could contravene or that constitutes or could constitute a violation of any Healthcare Law.

4.21                        Medicare/Medicaid Participation.

To Seller’s Knowledge, none of Seller or any existing officer or director of Seller or any person who is expected to be an officer, director, agent, or managing employee of Seller:  (1) has had a material civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulation promulgated thereunder; (2) has been excluded from participation under the Medicare program or a state or Federal healthcare program; or (3) has been convicted of any of the categories of offenses described in Social Security Act Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder.  Seller or any Person owned in whole or in part by Seller has a Medicare provider number, and a participating provider agreement in force with a Medicare Part B carrier, and meets all applicable Medicare conditions of coverage in each locale in which Seller or such entity bills directly to Medicare for services furnished by Seller or such entity.  Except as set forth in Schedule 4.21 of the Seller Disclosure Schedule, Seller or any Person owned in whole or in part by Seller has a Medicaid provider number and a participating provider agreement, and satisfies all applicable Medicaid conditions for coverage, in each state in which Seller or such other entity bills directly to such state’s Medicaid agency for services provided by Seller or such other entity for Medicaid patients.

4.22                        Affiliate Transactions.

(a)                                  No officer, director, Subsidiary or Affiliate of Seller has any direct or indirect interest of any nature in the Subject Assets;

(b)                                 No officer, director, Subsidiary or Affiliate of Seller is indebted to the Seller;

(c)                                  No officer, director, Subsidiary or Affiliate of the Seller Parties is a party to, or to the Seller’s Knowledge, has had, at any time since January 1, 2000 any direct or indirect financial interest in, any Contract to which the Seller is a party or the Subject Assets are bound;

(d)                                 Except as set forth on Schedule 4.22 of the Seller Disclosure Schedule, to Seller’s Knowledge, no officer, director, Subsidiary or Affiliate of the Seller is competing, directly or indirectly, with the Purchased Business in any market served by the Purchased Business; and

(e)                                  No officer, director, Subsidiary or Affiliate of Seller has or has asserted any claim or right against the Seller that is unresolved.

ARTICLE 5.

PRE-CLOSING COVENANTS

Commencing on the date of this Agreement and ending, with respect to any Center, on the earlier of the (i) Closing Date on which such Center is included in the Purchased Business, and (ii) the Termination Date:

5.1                               General.

Each Party will use its Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 7).  Seller and Parent agree to cause each Seller Party that is not a party to this Agreement to use its Best Efforts to comply with the terms of this Section 5.1.

5.2                               Notices and Consents.

(a)                                  Seller will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 5.2 of the Seller Disclosure Schedule; provided, however, that nothing in this Section 5.2(a) shall apply to any Center Leases, consents for which are addressed in Section 5.2(d) below.  Seller will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Bodies, if any, required pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Sections 3.1(c) and 4.3.  Buyer shall reasonably cooperate with Seller in obtaining such third-party Consents.

(b)                                 Each Party will cooperate and use its Best Efforts to agree jointly on a method to overcome any objections by any Governmental Body to the Transactions.  Without limiting the foregoing, each Party (i) will file any notification and report forms and related material that such Party may be required to file under the HSR Act, (ii) if requested by Buyer or Seller, will use its Best Efforts to obtain an early termination of the applicable waiting period, and (iii) and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.  Buyer, on the one hand, and Parent, on the other, will bear the cost of the HSR Act filing fee equally.

(c)                                  Nothing in this Section 5.2 will require that (i) Buyer or its Affiliates divest, sell, or hold separately any of its assets or properties, or (ii) Buyer or its Affiliates, (the determination with respect to which Buyer will make) take any actions that could affect the normal and regular operations of Buyer or its Affiliates after the Closing.

(d)                                 Seller shall use Best Efforts to deliver to and obtain prior to Closing from each landlord (a “Landlord”) under each Center Lease a Center Lease Consent in the form of Exhibit J hereto; provided, however, that Seller shall not be required to use such Best Efforts, nor shall Seller be required to formally request any Landlord’s consent, with respect to any Center Lease which gives the Landlord the right to amend, modify or terminate such lease in the event of a proposed assignment or request for approval of an assignment or which contains any similar provision.  In the case of any Center Lease giving the Landlord such rights, Seller shall use its Best Efforts to cause the Landlord to waive such rights as to the assignment contemplated hereunder and, upon such waiver, shall use its Best Efforts to obtain a Center Lease Consent in the form of Exhibit J hereto.  Seller shall pay all reasonable fees, costs, charges and other expenses associated with or incurred in connection with the execution and delivery to Buyer of each Center Lease Consent; provided, however, that such amounts shall be limited solely to actual out of pocket costs of the Landlord under a given Center Lease, to the extent required under such Center Lease, and Seller’s costs and Seller’s own attorneys fees and costs in connection therewith.  Seller shall not be required to pay any other amounts, including, without limitation, any fees or consideration required by any Landlords as a condition to the granting of consent to the assignment of a Center Lease, any amounts described in a given Center Lease as a “profit,” “transfer premium,” “recapture payments,” “key money” or “bonus,” or any other sums described in a Center Lease as consideration payable to or received by Seller in connection with an assignment or sublease.  To the extent Seller deems necessary, Seller may enter into amendments to one or more Center Leases, provided that such amendments may not materially alter the economic terms thereof, alter the existing lease term (including any option to extend such term) or otherwise materially adversely affect the rights of the tenant thereunder.  Other than the covenant to use its Best Efforts as required by the first sentence of this Section 5.2(d), in no event shall the obtaining or delivery (or the receipt thereof in or with any particular form or content) of all or any of the Center Lease Consents from any of the Landlords constitute a covenant, obligation or agreement of Seller under this Agreement, and any failure to obtain or deliver any of the Center Lease Consents shall not constitute a default or breach of this Agreement.

5.3                               Operation of Business.

(a)                                  From the date hereof and ending, with respect to each Center, on the earlier to occur of (i) the Closing Date on which such Center is included in the Purchased Business, and (ii) the Termination Date, Seller shall, and shall cause each of its Subsidiaries to, operate and conduct the Seller’s Business in the Ordinary Course of Business (except as expressly permitted by this Agreement).  Without limiting the generality of the foregoing, Seller shall, and shall cause each of its Subsidiaries to:

(i)                                     maintain its existence in good standing;

(ii)                                  conduct Seller’s Business in compliance with all applicable Laws and requirements of all of the Contracts set forth in Schedule 4.12 of the Seller Disclosure Schedule;

(iii)                               maintain business and accounting records relating to Seller’s Business consistent with past practice;

(iv)                              maintain in full force and effect all insurance policies covering Seller’s Business and the Subject Assets referred to in Section 4.19;

(v)                                 operate, maintain, repair and otherwise preserve the real property and personal property (including all imaging equipment) owned or leased by Seller, or any of its Subsidiaries, that is used in Seller’s Business consistent with past practice;

(vi)                              comply with all applicable filing, payment and withholding obligations with respect to Taxes;

(vii)                           collect Accounts Receivable in a manner consistent with its past practice;

(viii)                        promptly notify Buyer in writing of any Action commenced or, to Seller’s Knowledge, Threatened against Seller or any of its Subsidiaries relating to Seller’s Business or any of the Subject Assets;

(ix)                                perform all material obligations of tenant under each Center Lease in a timely manner; and

(x)                                   not amend any Center Lease without Buyer’s approval, which approval shall not be unreasonably withheld or delayed.

(b)                                 Without the prior written consent of Buyer, Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or engage in any practice, take any action, or enter into any transaction described in Section 4.6.  Subject to compliance with applicable Law, from the date hereof until the earlier to occur of the Final Closing or the Termination Date, Seller will confer on a regular and frequent basis with one or more designated Representatives of Buyer to report on operational matters and the general status of the ongoing business, operations and finances of Seller’s Business and will promptly provide to Buyer or its designated Representatives copies of all filings they make with any Governmental Body during such period.

5.4                               Preservation of Business.

Seller will, and will cause its Subsidiaries to, use Best Efforts to keep the Seller’s Business and all properties included as a part of the Subject Assets intact, including all present operations, physical facilities, and working conditions, and relationships and goodwill with lessors, licensors, suppliers, customers, employees, indemnity insurance companies, managed care organizations, radiologists associated with the Centers, referring physicians and others having business dealings with Seller.

5.5                               Full Access.

Seller will, and will cause its Subsidiaries to, (a) permit Representatives of Buyer (including financing providers) to have full access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of Seller or its Subsidiaries relating to the Seller’s Business, to all premises, properties, personnel, books, records, Permits, Contracts and documents and all financial, operating and other data pertaining to Seller’s Business; (b) furnish copies of all such books, records, Permits, Contracts and documents and all financial, operating and other data, and other information as Buyer may reasonably request; (c)

furnish Buyer with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller and its Subsidiaries. In addition, Buyer shall have the right to have the Owned Real Estate and tangible personal property that is part of the Subject Assets inspected by Buyer, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Owned Real Estate and such tangible personal property.

5.6                               Confidentiality.

(a)                                  From the date of this Agreement until the third anniversary of the later of (x) the Termination Date and (y) the Completion Date, no Party or their respective Affiliates, employees, agents and Representatives will disclose to any third party any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of Seller or Buyer, as the case may be.

(b)                                 With respect to any portion of the Purchased Business, from the Closing Date on which such portion of the Purchased Business is transferred to Buyer until the third anniversary of the Completion Date, neither the Seller Parties nor any of their respective Affiliates, employees, agents or Representatives will disclose to any third party any Confidential Information concerning such portion of the Purchased Business that the Seller Parties or their respective Affiliates, employees, agents or Representatives acquired prior to such Closing Date during their operation of the Seller’s Business.

(c)                                  Notwithstanding the foregoing any Party may disclose any such Confidential Information as follows: (i) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (ii) to comply with any applicable Law or order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Best Efforts to limit or prevent such disclosure; (iii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (iv) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (v) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (vi) to the extent that the same information becomes available to the Party making such disclosure on a non-confidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other Party.  If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request.  Notwithstanding the foregoing, the Parties contemplate the issuance of a joint public announcement in connection with the execution of this Agreement and the consummation of the Transactions.  Before making any such public announcement, the Parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the Parties hereto or use good faith efforts to obtain the other Party’s approval of the text of any public announcement to be made solely on behalf of such Party.  If the Parties hereto are unable to agree on or approve such a public statement or announcement and a Party is of the good faith opinion that such statement or announcement is required by Law, or the rules of any stock exchange on which Parent’s securities are traded, then such Party may make or issue the legally required statement or announcement.

(d)                                 Notwithstanding the foregoing, from and after the sale to Buyer hereunder at the Closing, the confidentiality obligations set forth in clause (a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller Parties in the conduct of the Purchased Business.

5.7                               Affiliated Transactions.

Except as set forth on Schedule 5.7 of the Seller Disclosure Schedule, on or prior to each Closing Date, the Seller Parties will cause all transactions with Parent or any Affiliate of Parent relating to the Purchased Business, to be terminated effective as of such Closing Date, without any cost or continuing obligation to the Parent, any Affiliate of Parent or Buyer, and will deliver to Buyer evidence of such terminations that is reasonably acceptable to Buyer.

5.8                               Notification.

(a)                                  Between the date of this Agreement and the Completion Date, the Seller Parties and their respective Subsidiaries shall promptly notify Buyer in writing if any of them becomes aware of (i) any fact or condition that causes or constitutes a Breach of any of Parent’s, Seller’s and/or any such Subsidiary’s representations and warranties made as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Parent’s, Seller’s or such Subsidiary’s discovery of, such fact or condition.  Should any such fact or condition require any change to the Parent Disclosure Schedule and/or the Seller Disclosure Schedule, Parent and/or Seller (as the case may be) shall promptly deliver to Buyer a supplement to the Parent Disclosure Schedule and/or the Seller Disclosure Schedule (as the case may be) specifying such change. Such delivery shall not affect any rights of Buyer under ARTICLE 7 and ARTICLE 9. During the same period, Parent, Seller and their respective Subsidiaries also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Parent, Seller or such Subsidiary set forth in this ARTICLE 5 or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE 7 impossible or unlikely.

(b)                                 Between the date of this Agreement and the Completion Date, Buyer shall promptly notify Seller in writing if it becomes aware of (i) any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties made as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer’s discovery of, such fact or condition.  Should any such fact or condition require any change to Buyer Disclosure Schedule, Buyer shall promptly deliver to Seller a supplement to the Buyer Disclosure Schedule specifying such change.  Such delivery shall not affect any rights of Seller under ARTICLE 7 and ARTICLE 9.  During the same period, Buyer shall also promptly notify Seller of the occurrence of any Breach of any covenant of Buyer set forth in this ARTICLE 5 or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE 7 impossible or unlikely.

5.9                               No Negotiation.

Neither Parent nor Seller, nor any of their respective Subsidiaries, shall from the date hereof through the Completion Date, solicit, negotiate with, or provide any nonpublic information to any Person (other than Buyer) relating to any business combination transaction with respect to the sale (in whole or in part) of the Seller’s Business; provided, however that the ongoing efforts of Parent and Seller to solicit offers and proposals to purchase Seller’s medical imaging business shall not be a violation of the prohibition against solicitation set forth in this Section 5.9 so long as such solicitations were not intended to solicit an offer or proposal to purchase the Seller’s Business, and Parent, Seller and their Subsidiaries continue to comply with the provisions of this Section 5.9 with respect to negotiation and the provision of nonpublic information.

5.10                        Payment of Liabilities.

From the date hereof until the Completion Date, Seller shall, and shall cause each of its Subsidiaries to, pay or otherwise satisfy its Liabilities (other than Assumed Liabilities that have been previously assumed by Buyer at a Closing) in the Ordinary Course of Business.

5.11                        Bulk Sales Laws.

Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code and the sales tax laws of the various states (or any similar law) (“Bulk Sales Laws”) in connection with the Transactions.

5.12                        Audited Financial Statements.

Prior to the Initial Closing Date, Seller shall cause KPMG LLP to audit the Year End Financial Statements for Seller’s Business and the Interim Financial Statements for Seller’s Business in accordance with generally accepted auditing standards and deliver its audit opinion thereon (which Seller shall deliver to Buyer on or prior to the Initial Closing Date).  The provisions of Section 5.5 hereof shall apply with respect to Buyer’s review of the Financial Statements.  In addition, Seller shall consent to Buyer’s access to the work papers, schedules, memoranda and other documents of KPMG LLP used or prepared by KPMG LLP in the course of its audit of the Year End Financials for Seller’s Business and the Interim Financial Statements for Seller’s Business.  Notwithstanding any such consent, Buyer’s access to such  work papers, schedules, memoranda and other documents of KPMG LLP will be subject to the policies and procedures of KPMG LLP generally applicable to Persons making such requsts with the approval of the applicable KPMG LLP client.

5.13                        Release of Guarantees.

Buyer acknowledges that the Seller Parties intend to seek releases of their obligations under (i) guarantees and indemnity obligations to third parties with respect to the Assumed Liabilities and (ii) obligations included as part of the Assumed Liabilities (including all obligations under the Center Leases).  Buyer agrees that, if requested by any party from whom such a release is requested by Seller Parties, to provide a similar guaranty or indemnity or assumption of obligation from Buyer and, at Buyer’s option, its Affiliates, as is reasonably requested by Seller Parties.  In no event shall Buyer be required or obligated to make any payments to any third party in consideration for the release of Seller Parties or to otherwise expend any sums in connection therewith other than reasonable transaction costs incurred by it in connection with the documentation of such guaranties, indemnities or assumption obligations.

5.14                        Acquisition of MDS Centers.

Seller shall, from the date hereof until (i) in the case of SFV JV and Orange County JV, February 28, 2003, or (ii) in the case of Valencia JV, May 9, 2003, use its Best Efforts to purchase 100% of the Equity Interests in the MDS Centers, including exercising any available options to purchase such Equity Interests as soon as practicable.  To the extent Seller successfully purchases 100% of the Equity Interests of an MDS Center prior to the date specified in the foregoing sentence, Seller shall transfer to Buyer and Buyer shall purchase the related Subject Assets as contemplated hereby.

5.15                        Konica Agreement.

The Seller Parties will use their Best Efforts to settle and resolve prior to the Initial Closing any dispute with or claim by Konica under the Konica Agreement arising as a result of the consummation of the Transactions.  In connection therewith, Seller Parties will negotiate the terms of any such settlement in good faith as if Seller Parties were fully responsible for any such settlement and not the beneficiary of the indemnity provided for in this Agreement.

5.16                        Financing.

Buyer shall use its Best Efforts to obtain all required consents of lenders under the Credit Agreement to the Transactions (“Lender Consents”) as soon as practicable after the date hereof, provided however, with the exception of fees currently contemplated pursuant to discussions between Agent and Buyer, Buyer shall not be required to pay any amounts, including, without limitation, any fees, interest rate increases or other consideration required by the lenders under the Credit Agreement as a condition to the granting of the Lender Consents.

5.17                        Interviews with Radiologists.

Seller shall use its Best Efforts to provide Buyer with access to the radiologists set forth on Schedule 5.17 to the Seller Disclosure Schedule for interviews prior to January 17, 2003, provided, however, that the Parties agree that no such interviews shall occur without a representative of Seller present.

ARTICLE 6.

POST-CLOSING COVENANTS

With respect to any Center sold to Buyer at any Closing, the Parties agree as follows with respect to the period following the Closing Date at which such Center was sold to Buyer hereunder:

6.1                               General.

The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions.

6.2                               Litigation Support.

Subject to ARTICLE 9, so long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, Action, failure to act, or transaction on or prior to the sale of the Purchased Business to Buyer involving the Purchased Business, each other Party will reasonably cooperate with such Party and such Party’s counsel in the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under ARTICLE 9).

6.3                               Cooperation with Respect to Tax Matters.

(a)                                  Each of Buyer, on the one hand, and Parent, on the other, shall (i) provide, or cause to be provided, to each other’s respective Subsidiaries, officers, employees, Representatives and Affiliates, such assistance as may reasonably be requested, including making available employees and the books and records of Seller relating to the Purchased Business, by any of them in connection with the preparation of any Tax Return or any audit of Seller in respect of which Buyer, Seller or Parent, as the case may be, is responsible and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits.

(b)                                 Each of Buyer, on the one hand, and Parent, on the other, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing not later than (i) ten Business Days after the receipt of any notice of any audit which could affect the Tax Liability of the other Party for any taxable year or (ii) fifteen Business Days prior to the settlement or final determination of any audit for which it was responsible which could affect the Tax Liability of such other Party for any taxable year.

(c)                                  All personal and real property Taxes imposed on the Purchased Business shall be prorated and apportioned between Buyer and the Seller Parties as of the end of the day on which the Purchased Business or any portion thereof is sold to Buyer hereunder (the “Cut-Off Time”).  Parent shall be responsible for the same up to the Cut-Off Time and Buyer shall be responsible for the same from and after the Cut-Off Time.  If the actual amount to be prorated is not known on the applicable Closing Date, then the proration shall be made on the basis of the best evidence then available; and when actual figures are later received, a cash settlement shall be made between the Seller Parties and Buyer.

(d)                                 The Seller Parties shall be liable for, shall pay to the appropriate Tax authorities, and shall hold Buyer harmless against, Taxes of, imposed on, or related to the Purchased Business or any portion thereof that is sold to Buyer hereunder with respect to the taxable periods or portions thereof ending before or on the Cut-Off Time.  Transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be paid by the Seller Parties.  The Seller Parties shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.  The Seller Parties shall be entitled to all Tax refunds (including interest) attributable to the taxable periods in respect of which Seller is so obligated to indemnify the Buyer, except to the extent that Buyer has paid Seller in respect of the Taxes which are the subject of such refunds.

(e)                                  Buyer shall be liable for, shall pay to the appropriate Tax authorities, and shall indemnify and hold the Seller Parties harmless against all Taxes of, imposed on or related to the Purchased Business or any portion thereof that is sold to Buyer hereunder with respect to the taxable periods or portions thereof that begin after the applicable Cut-Off Time.  Buyer shall be entitled to any Tax refund (including interest) attributable to the taxable periods in respect of which Buyer is so obligated to indemnify and hold harmless the Seller Parties.

(f)                                    Buyer and the Seller Parties agree to act in good faith to resolve any differences between them regarding any apportionment of Taxes required hereunder.  In the event that agreement cannot be reached, the Parties will jointly choose an independent certified public accounting firm, whose decision shall be final.  The costs of such firm shall be shared equally between the Seller Parties and Buyer.  Such apportionment shall be binding on all Parties for all Tax purposes and the Parties hereto agree to prepare and file all Tax Returns in a manner consistent therewith.

6.4                               Employment with Buyer.

(a)                                  Effective as of each Closing Date, Seller shall have terminated all employees of the Centers included as part of the Purchased Business sold to Buyer on such Closing Date in accordance with all applicable Laws, and Seller shall pay all wages, salaries and other employee benefits due said employees up to and including such Closing Date.

(b)                                 Buyer agrees to offer employment immediately after the sale of any Center included as part of the Purchased Business at a Closing hereunder to all persons who, immediately prior to such Closing, are employed by Seller with respect to such Center sold at such Closing as set forth on Schedule 6.4 of the Seller Disclosure Schedule (as updated prior to Closing in the Closing Statement), including, without limitation, employees on disability leave of absence or other leave of absence where reemployment rights are guaranteed by applicable Law.

Such offer of employment shall include provision for compensation at rates substantially similar to the rates of compensation in effect for such employees immediately prior to such Closing Date as set forth on Schedule 6.4 of the Seller Disclosure Schedule (as updated prior to such Closing in the Closing Statement) (those employees of Seller who accept employment with Buyer are hereinafter referred to as the “Transferred Employees”).  Notwithstanding the foregoing, nothing herein shall be deemed to require Buyer to continue to employ any such Transferred Employee for any specific period of time after any Closing Date, except that Buyer agrees not to discharge in the aggregate more than fifty (50) Transferred Employees during the sixty (60) day period after any Closing.  Buyer shall be responsible for the payment of severance, if any, pursuant to the Buyer’s severance plan, if any, to any Transferred Employee whose employment is terminated by Buyer after the Closing.  Seller shall retain at its cost or terminate in its sole discretion all employees of the Purchased Business who are not set forth on Schedule 6.4 of the Seller Disclosure Schedule (as may be updated prior to each Closing) or who reject Buyer’s offer of employment, and shall be responsible for any and all obligations or Liabilities that arise in connection with the employment and/or termination of such employees.

(c)                                  Effective as of 11:59 P.M. Eastern Time on the Closing Date for any Center that is included as part of the Purchased Business, the Transferred Employees employed by such Center shall cease to participate in the Seller Plans.  Subsequent to any Closing Date, Buyer will provide all Transferred Employees with benefits under employee benefit plans, programs and arrangements maintained by Buyer that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer.  Seller shall be responsible for benefits attributable to claims incurred by the Transferred Employees (or their dependents) through the time coverage of the Transferred Employees terminates under the Seller Plans.  Buyer shall be responsible under the terms of Buyer’s employee benefit plans for benefits attributable to claims incurred by the Transferred Employees (or their dependents) subsequent to the time coverage of the Transferred Employees terminates under the Seller Plans.  Seller shall cause any 401(k) plan it maintains to fully vest all Transferred Employees in their account balances thereunder as of the Closing Date on which such employees became Transferred Employees.  Buyer agrees the Transferred Employees shall be eligible to participate in a 401(k) plan it maintains or will establish and that such plan shall accept “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) of cash from any Transferred Employee who receives such a distribution from a 401(k) plan maintained by Seller.

(d)                                 Subject to the next succeeding sentence, for purposes of determining eligibility to participate in and vesting under any “employee benefit plan” (as defined in Section 3(3) of ERISA) of Buyer and for vacation, sickness benefits, severance benefits and other fringe benefits, each such Transferred Employee will be credited with the months and years of service he or she completed while employed by the Purchased Business for any other period or, to the extent such service was credited under a corresponding plan or program maintained by Seller.  Notwithstanding the foregoing, such service shall (i) be recognized only to the extent that it would have been recognized under Buyer’s plans had it been in service with Buyer and (ii) not be recognized for purposes of (x) benefit accruals, grandfathering of benefit schedules, and/or level of salary credits based on service under Buyer’s retirement plans, (y) eligibility under Buyer’s option and stock award plans, and (z) eligibility for post-retirement, medical or life insurance.

(e)                                  Buyer will arrange to have any group insurance plan waive all waiting periods and pre-existing condition limitations (if any) with respect to their medical programs for the Transferred Employees who are covered by the Seller Plans immediately prior to the Closing Date on which such employees of Seller became Transferred Employees.

(f)                                    Without the consent of Buyer, Seller will not make any promises or commitments to any employee of Seller’s Business with regard to his or her employment status with Buyer or the terms or conditions upon which such employment might occur or be continued.

(g)                                 Buyer solely shall be responsible for providing any Transferred Employee (and such Transferred Employee’s “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by the Consolidated Omnibus Budget Reconciliation Act, but only to the extent such Transferred Employee’s “qualifying event” (within the meaning of Section 4980B(f) of the Code) occurs after the Closing Date.  Seller solely shall be responsible for providing any employee or former employee of the Purchased Business (and such employee’s “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by the Consolidated Omnibus Budget Reconciliation Act, but only to the extent such employee’s “qualifying event” (within the meaning of Section 4980B(f) of the Code) occurred prior to or on the Closing Date.

6.5                               Obtaining Further Consents.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer any Subject Asset if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a Breach thereof.  In the event that any notification required to be given to any Person or any Governmental Body or other Consent required to be obtained (other than any Center Lease Consent, Center Lease Estoppel or Material Center Consent identified in Section 7.2(f)), cannot for any reason be given or obtained on or prior to any Closing Date in order to permit the valid transfer of all right, title and interest of the Seller Parties in any Subject Asset to Buyer on any Closing Date, then to the extent permitted under the applicable Contract, Seller shall enter into or be deemed to have entered into such leases, licenses, subleases, sublicenses or other interim arrangements, and shall cooperate with Buyer as may be necessary to provide Buyer with the benefit of the use of the Subject Assets, including without limitation, enforcement for the benefit of Buyer of any and all rights of the Seller Parties against a third party thereto arising out of the Breach or cancellation by such third party or otherwise (subject, however, to the same burdens as to which Seller is subject) from such Closing until such time as the required notice may be given or Consent obtained (such arrangements to remain in effect indefinitely if such notice or Consent proves to be impossible or impracticable to give or obtain).  Seller shall remain in existence so long as it owns a Subject Asset that cannot be transferred to Buyer hereunder and is therefore leased or subleased or licensed or sublicensed to Buyer by Seller in accordance with this Section 6.5, for so long a period as is necessary (including indefinitely) following such Closing so as to provide Buyer the continuing benefit of the use of such Subject Asset, and maintain the continuing effectiveness of the lessor/lessee and/or licensor/licensee relationship in connection therewith, for so long a period as such relationship is necessary to provide the benefit of the use of that Subject Asset to

Buyer.  Once a Consent for the assignment of a Contract, Permit or other Subject Asset retained at such Closing by a Seller Party hereunder is obtained, such Seller Party shall promptly assign, transfer, convey and deliver such Contract, Permit or other Subject Asset to Buyer, and Buyer shall assume such Contract, Permit or other Subject Asset (which shall then constitute a Purchased Asset) and all related Liabilities from and after the date of assignment pursuant to a special-purpose assignment and assumption agreement, substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).  Any Liabilities, other than Excluded Liabilities, associated with, related to or arising from a Contract, Permit or other Subject Asset assigned to Buyer after such Closing hereunder shall, from and after such assignment, constitute Assumed Liabilities for all purposes hereof.

6.6                               Non-Solicitation.

Buyer shall not directly or indirectly employ, or knowingly permit any Affiliate of Buyer to employ, any person whom the Seller Parties employed in their medical imaging business as of the date hereof or thereafter through the earlier to occur of (i) the Completion Date or (ii) if there is no Initial Closing, the Termination Date (other than Transferred Employees) during the period beginning on the date hereof and ending on the earlier of (i) the 12 month anniversary of the Initial Closing Date and (ii) the date on which Seller, Parent or any of their Affiliates no longer owns or operates the imaging centers or support facility at which such person was employed or, in the case of managers, for which such person was responsible.

6.7                               Post-Initial Closing Acquisitions of the MDS Centers and Procurement of Center Lease Consents.

(a)                                  If Seller does not obtain all of the outstanding Equity Interests of any MDS Center prior to the Initial Closing Date, then, from the Initial Closing Date until (i) in the case of SFV JV and Orange County JV, February 28, 2003, or (ii) in the case of Valencia JV, May 9, 2003, Seller shall use its Best Efforts to acquire 100% of the outstanding Equity Interests to allow for a Closing Date for the related Subject Assets on or prior to the earlier of (i) the Completion Date or (ii) if there is no Initial Closing, the Termination Date.

(b)                                 Seller shall, during the period beginning on the Initial Closing Date and ending on the earlier to occur of (i) the Completion Date or (ii) if there is no Initial Closing, the Termination Date, continue to use its Best Efforts to deliver to and obtain from each Landlord under each Center Lease for each Center which was not transferred in the Initial Closing,  a Center Lease Consent; provided, however, that Seller shall not be required use such Best Efforts, nor shall Seller be required to formally request any Landlord’s consent, with respect to any Center Lease which gives the Landlord the right to amend, modify or terminate such lease in the event of a proposed assignment or request for approval of an assignment or which contains any similar provision.  In the case of any Center Lease giving the Landlord such rights, Seller shall use its Best Efforts to cause the Landlord to waive such rights as to the assignment contemplated hereunder and, upon such waiver, shall use its Best Efforts to obtain a Center Lease Consent in the form of Exhibit J hereto.  Seller shall pay all reasonable fees, costs, charges and other expenses associated with or incurred in connection with the execution and delivery to Buyer of each such Center Lease Consent; provided, however, that such amounts shall be limited solely to actual out of pocket costs of the Landlord under a given Center Lease, to the extent required under such Center Lease, and Seller’s costs and Seller’s own attorneys fees and costs in connection therewith.  Seller shall not be required to pay any other amounts, including, without limitation, any fees or consideration required by any Landlords as a condition to the granting of consent to the assignment of a Center Lease, any amounts described in a given Center Lease as a “profit,” “transfer premium,” “recapture payments,” “key money” or “bonus,” or any other sums described in a Center Lease as consideration payable to or received by Seller in connection with an assignment or sublease.  To the extent Seller deems necessary, Seller may enter into amendments to one or more Center Leases, provided that such amendments may not materially alter the economic terms thereof, alter the existing lease term (including any option to extend such term) or otherwise materially adversely effect the rights of the tenant thereunder.  Other than the covenant to use its Best Efforts as required by the first sentence of this Section 6.7(b), in no event shall the obtaining or delivery (or the receipt thereof in or with any particular form or content) of all or any of such Center Lease Consents from any of the Landlords constitute a covenant, obligation or agreement of Seller under this Agreement, and any failure to obtain or deliver any of such Center Lease Consents shall not constitute a default or breach of this Agreement.

ARTICLE 7.

CLOSING CONDITIONS

7.1                               General Conditions to each Closing.  The obligations of the Parties to effect each Closing hereunder shall be subject to the following conditions unless waived in writing by Seller and Buyer:

(a)                                  No Injunction.  No Law or order, injunction, judgment, decree, ruling, assessment, or award shall have been enacted, entered, issued or promulgated by any Governmental Body (and be in effect) which prohibits the consummation of the sale of the Purchased Assets or any of the other Transactions.

(b)                                 HSR.  Any applicable waiting period under the HSR Act shall have expired or have been terminated with respect to the Transactions.

(c)                                  Legal Proceedings.  No Governmental Body shall have initiated proceedings to restrain or prohibit the sale of the Purchased Assets or force rescission, unless such Governmental Body shall have withdrawn and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date and there shall not have been any Law or order which would require the divestiture by the Buyer of a material portion of the Purchased Assets, taken as a whole, or impose any material limitation on the ability of the Buyer to operate the Purchased Business, taken as a whole, to conduct such businesses and own the Purchased Assets, taken as a whole, following the Closing.

(d)                                 Regulatory Approval.  All regulatory approvals or waivers required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such approvals or waivers shall contain any conditions, restrictions or requirements which would reduce the benefits of the Transactions to Buyer in any material respect.

7.2                               Conditions Precedent to Obligation of Buyer for Initial Closing.

Buyer’s obligation to consummate the transactions contemplated to occur in connection with the Initial Closing is subject to the satisfaction on or prior to the Initial Closing Date of each condition precedent listed below, any of which may be waived by Buyer.

(a)                                  Accuracy of Representations and Warranties.  All representations and warranties of the Seller Parties set forth in Section 3.1 and ARTICLE 4 must have been accurate and complete in all respects on the date when made and on the Initial Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain accurate and complete in all respects as of such date and except that each of the representations and warranties that refer to Seller’s Business or the Subject Assets as of the date when made need only be accurate and complete in all respects with respect to the Purchased Business or the Purchased Assets at the Initial Closing Date) with the same effect as if made on and as of the Initial Closing Date, without giving effect to any supplements to the Seller Disclosure Schedule and the Parent Disclosure Schedule, respectively, except where any failure of such representations and warranties to have been accurate and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, each of the representations and warranties (A) of Parent set forth in Section 3.1(b), and (B) of Seller set forth in Section 4.2 must have been accurate and complete in all respects on the date when made and on the Initial Closing Date, without giving effect to any supplements to the Parent Disclosure Schedule and the Seller Disclosure Schedule, respectively.

(b)                                 Compliance with Obligations.  Each Seller Party must have performed and complied (i) in all material respects with all of its covenants that do not contain a materiality qualification to be performed or complied with at or prior to the Initial Closing and (ii) in all respects with all of its covenants that contain a materiality qualification to be performed or complied with at or prior to the Initial Closing.

(c)                                  No Material Adverse Change.  Since September 30, 2002, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)                                 Audited Financial Statements.  Seller shall have delivered to Buyer the Audited Financial Statements.

(e)                                  Permits and Approvals.  Seller shall have made or obtained all Permits and approvals which are material to the operation of the Purchased Business and are legally required to be obtained from any Governmental Body prior to the consummation of the Transactions to be performed on the Initial Closing Date.

(f)                                    Material Consents. With respect to the Center Leases, Seller shall have obtained a written consent (collectively, the “Center Lease Consents”) from the respective Landlord to the assignment of (i) all of the Center Leases set forth on Schedule 7.2(f)(i) of the Seller Disclosure Schedule (and any applicable Center Lease Estoppels); (ii) at least 4 of the 6 Center Leases set forth on Schedule 7.2(f)(ii) of the Seller Disclosure Schedule (and any

applicable Center Lease Estoppels), and (iii) at least 50% (rounded up to the next whole number) of the Center Leases set forth on Schedule 7.2(f)(iii) of the Seller Disclosure Schedule (and any applicable Center Lease Estoppels), provided that in the case of each of the MDS Centers, such MDS Center shall only be included in such calculation to the extent Seller owns 100% of the outstanding Equity Interests of such MDS Center at the time of such calculation. No Center relating to the Center Leases set forth on Schedule 7.2(f)(ii) or Schedule 7.2(f)(iii) of the Seller Disclosure Schedule shall be included as part of the Purchased Business unless Seller shall have first obtained (i) a Center Lease Consent for such Center Lease, (ii) if applicable to such Center, the written confirmations, modifications or waivers to the substantive effect specified on Schedule 7.2(f)(iv) of the Seller Disclosure Schedule (collectively, the “Center Lease Estoppels”) and (iii) if applicable to such Center, consents to assignment to Buyer of the applicable agreements set forth on Schedule 7.2(f)(v) (“Material Center Consents”).  Although such Center Lease Consents may be in the form of Exhibit J hereto, a given consent will be deemed to satisfy this condition, and will be deemed to be a Center Lease Consent, provided that it is in writing addressed to both Buyer and Seller and that it constitutes an express consent by the Landlord to the assignment to Buyer of all of Seller’s right, title, and interest in the applicable Center Lease.

(g)                                 Payoff Letters.  No Center shall be included as part of the Purchased Business if any of the Purchased Assets with respect to such Center are subject to an Encumbrance (other than a Permitted Encumbrance), including, without limitation, any of the Encumbrances listed in Schedule 7.2(g) of the Seller Disclosure Schedule attached hereto, unless the holder or holders of such Encumbrance shall have irrevocably released such Encumbrance and appropriate Uniform Commercial Code termination statements and/or other applicable release documents with respect to such Encumbrance shall have been filed on or prior to the Initial Closing.

(h)                                 MDS Centers.  No MDS Center shall be included as part of the Purchased Business unless Seller owns 100% of the Equity Interests of such MDS Center immediately prior to the applicable Closing.

(i)                                     Transaction Documents.  Each of the Seller Parties shall have duly executed and delivered each of the documents and instruments required to be delivered by it pursuant to Sections 2.6 and 2.7.

7.3                               Conditions Precedent to Obligation of Seller for Initial Closing.

Seller’s obligation to consummate the transactions contemplated to occur in connection with the Initial Closing is subject to the satisfaction on or prior to the Initial Closing Date of each condition precedent listed below, any of which may be waived by Seller.

(a)                                  Accuracy of Representations and Warranties.  All representations and warranties of Buyer set forth in Section 3.2 must have been accurate and complete in all respects on the date when made and on the Initial Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain accurate and complete in all respects as of such date) with the same effect as if made on and as of the Initial Closing Date, without giving effect to any supplements to the Buyer Disclosure Schedule, except where any failure of such representations and warranties to have been accurate and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.  Notwithstanding the foregoing, each of the representations and warranties of Buyer set forth in Section 3.2(b) must have been accurate and complete in all respects on the date when made and on the Initial Closing Date, without giving effect to any supplements to the Buyer Disclosure Schedule.

(b)                                 Compliance with Obligations.  Buyer must have performed and complied (i) in all material respects with all its covenants that do not contain a materiality qualification to be performed or complied with at or prior to the Initial Closing and (ii) in all respects with all of its covenants that contain a materiality qualification to be performed or complied with at or prior to the Initial Closing.

(c)                                  Transaction Documents.  Buyer shall have duly executed and delivered each of the documents and instruments required to be delivered by it pursuant to Sections 2.6 and 2.7.

(d)                                 Claims.  At the time of the Initial Closing, Buyer shall not have provided Seller with one or more notices pursuant to Section 9.1(d) of this Agreement that it intends to seek indemnification for Damages relating to claims (other than for willful breach) in excess of 5% of the Closing Payment to be paid to Seller at such Initial Closing.

(e)                                  MDS Centers.  No MDS Center shall be included as part of the Purchased Business unless Seller owns 100% of the Equity Interests of such MDS Center immediately prior to the applicable Closing.

7.4                               Conditions Precedent to Obligation of Buyer for each Subsequent Closing.

Buyer’s obligation to consummate the transactions contemplated to occur in connection with each Subsequent Closing is subject to the satisfaction on or prior to the Subsequent Closing Date for such Subsequent Closing of each condition precedent listed below, any of which may be waived by Buyer.

(a)                                  Accuracy of Representations and Warranties.  All representations and warranties of the Seller Parties set forth in Section 3.1 and ARTICLE 4 must have been accurate and complete in all respects on the date when made and on such Subsequent Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain accurate and complete in all respects as of such date and except that each of the representations and warranties that refer to Seller’s Business or the Subject Assets as of the date when made need only be accurate and complete in all respects with respect to the Purchased Business or the Purchased Assets at such Subsequent Closing Date) with the same effect as if made on and as of such Subsequent Closing Date, without giving effect to any supplements to the Seller Disclosure Schedule and the Parent Disclosure Schedule, respectively, except where any failure of such representations and warranties to have been accurate and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, each of the representations and warranties (A) of Parent set forth in Section 3.1(b), and (B) of Seller set forth in Section 4.2 must have been accurate and complete in all respects on the date when made and on such Subsequent Closing Date, without giving effect to any supplements to the Parent Disclosure Schedule and the Seller Disclosure Schedule, respectively.

(b)                                 Compliance with Obligations.  Each Seller Party must have performed and complied (i) in all material respects with all of its covenants that do not contain a materiality qualification to be performed or complied with at or prior to the Initial Closing and such Subsequent Closing and (ii) in all respects with all of its covenants that contain a materiality qualification to be performed or complied with at or prior to the Initial Closing and such Subsequent Closing.

(c)                                  No Material Adverse Change.  Since September 30, 2002, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)                                 Permits and Approvals.  Seller shall have made or obtained all Permits and approvals which are material to the operation of the Purchased Business and are legally required to be obtained from any Governmental Body prior to the consummation of the Transactions to be performed at such Subsequent Closing.

(e)                                  Center Lease Consents. No Center shall be included as part of the Purchased Business unless Seller shall have obtained a Center Lease Consent (and any applicable Center Lease Estoppel) from the respective Landlord to the assignment of all of the Center Leases relating to the portion of the Subject Assets to be included in such Subsequent Closing.  Although such Center Lease Consents may be in the form of Exhibit J hereto, a given consent will be deemed to satisfy this condition, and will be deemed to be a Center Lease Consent, provided that it is in writing and that it constitutes an express consent by the Landlord to the assignment to Buyer of all of Seller’s right, title, and interest in the applicable Center Lease.

(f)                                    Initial Closing.  The Initial Closing shall have occurred.

(g)                                 Transaction Documents.  Each of the Seller Parties shall have duly executed and delivered each of the documents and instruments required to be delivered by it pursuant to Section 2.7.

(h)                                 MDS Centers.  No MDS Center shall be included as part of the Purchased Business unless Seller owns 100% of the Equity Interests of such MDS Center immediately prior to the applicable Closing.

(i)                                     Payoff Letters.  No Center shall be included as part of the Purchased Business if any of the Purchased Assets with respect to such Center are subject to an Encumbrance (other than a Permitted Encumbrance), including, without limitation, any of the Encumbrances listed in Schedule 7.2(g) of the Seller Disclosure Schedule attached hereto, unless the holder or holders of such Encumbrance shall have irrevocably released such Encumbrance and appropriate Uniform Commercial Code termination statements and/or other applicable release documents with respect to such Encumbrance shall have been filed on or prior to such Subsequent Closing.

7.5                               Conditions Precedent to Obligation of Seller for each Subsequent Closing.

Seller’s obligation to consummate the transactions contemplated to occur in connection with each Subsequent Closing is subject to the satisfaction on or prior to such Subsequent Closing Date of each condition precedent listed below, any of which may be waived by Seller.

(a)                                  Accuracy of Representations and Warranties.  All representations and warranties of Buyer set forth in Section 3.2 must have been accurate and complete in all respects on the date when made and on such Subsequent Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain accurate and complete in all respects as of such date) with the same effect as if made on and as of such Subsequent Closing Date, without giving effect to any supplements to the Buyer Disclosure Schedule, except where any failure of such representations and warranties to have been accurate and complete, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.  Notwithstanding the foregoing, each of the representations and warranties of Buyer set forth in Section 3.2(b) must have been accurate and complete in all respects on the date when made and on the Subsequent Closing Date, without giving effect to any supplements to the Buyer Disclosure Schedule.

(b)                                 Compliance with Obligations.  Buyer must have performed and complied (i) in all material respects with all its covenants that do not contain a materiality qualification to be performed or complied with at or prior to such Subsequent Closing and (ii) in all respects with all of its covenants that contain a materiality qualification to be performed or complied with at or prior to such Subsequent Closing.

(c)                                  Initial Closing.  The Initial Closing shall have occurred.

(d)                                 MDS Centers.  No MDS Center shall be included as part of the Purchased Business unless Seller owns 100% of the Equity Interests of such MDS Center immediately prior to such Subsequent Closing.

(e)                                  Transaction Documents.  Buyer shall have duly executed and delivered each of the documents and instruments required to be delivered by it pursuant to Section 2.7.

ARTICLE 8.

TERMINATION

8.1                               Termination of Agreement.

The Parties may terminate this Agreement on or before the Initial Closing (but not following the Initial Closing) as provided below:

(a)                                  Buyer and Seller may terminate this Agreement as to all Parties by mutual written consent; or

(b)                                 Buyer may terminate this Agreement if any of the conditions provided for in Section 7.1 or 7.2 of this Agreement has not been satisfied or shall have become incapable of fulfillment (other than as a result of a Breach of this Agreement by Buyer) and Buyer has not waived such conditions; or

(c)                                  Seller may terminate this Agreement if any of the conditions provided for in Section 7.1 or 7.3 hereof shall have become incapable of fulfillment (other than as a result of a Breach of this Agreement by the Seller Parties) and Seller has not waived such conditions; or

(d)                                 The Seller Parties, on the one hand, or Buyer, on the other hand, may terminate this Agreement if the transactions contemplated to be consummated at the Initial Closing are not consummated on or before the Expiration Date, but only if the failure to consummate the Transactions on or before such date did not result from the Breach of any representation, warranty or agreement herein of the Party or Parties seeking such termination; or

(e)                                  The Seller Parties, on the one hand, or Buyer, on the other hand, may terminate this Agreement if the other Party or Parties shall be in material Breach of any of its or their covenants contained in this Agreement and such Breach is either incapable of cure or is not cured within 20 Business Days after notice from the Party or Parties wishing to terminate; provided that the Party or Parties seeking such termination shall not also then be in material Breach of this Agreement.

(f)                                    Seller may terminate this Agreement if, prior to the close of business on January 24, 2003, Buyer has not obtained the Lender Consents, provided however, that Seller shall have no right to terminate this Agreement unless such right is exercised prior to the date on which Buyer delivers written notice to the Seller Parties that it has obtained all of such Lender Consents.

8.2                               Effect of Termination.

Except for the obligations under Section 5.6, this ARTICLE 8, ARTICLE 9 and ARTICLE 10, if this Agreement is terminated under Section 8.1, then all further obligations of the Parties under this Agreement will terminate.  If any Party hereto terminates this Agreement pursuant to Section 8.1(b), Section 8.1(c), or Section 8.1(e), which right of termination arises as a result of a Breach of any representation, warranty or covenant, then the rights of the non-breaching Party(ies) to pursue all legal remedies for Damages such Party(ies) suffer will survive such termination unimpaired and no election of remedies will have been deemed to have been made.

ARTICLE 9.

INDEMNIFICATION

9.1                               Survival of Representations and Warranties and Covenants.

(a)                                  Each representation and warranty of the Seller Parties contained in Section 3.1(a) and (b) and Sections 4.1, 4.2,  and 4.17(a) and any certificate related to such representations and warranties will survive the Closing and will continue in full force and effect forever.  Other than claims for actual (but not constructive) fraud, each of the other representations and warranties of the Seller Parties contained in Section 3.1 and ARTICLE 4, and any certificate related to such representations and warranties, will survive the Closing and continue in full force and effect for 18 months thereafter, except the representations and warranties set forth in Sections 4.9 and 4.16, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires.

(b)                                 Each representation and warranty of Buyer contained in Section 3.2(a) and (b), and any certificate related to such representations and warranties, will survive the Closing and will continue in full force and effect forever.  Other than claims for actual (but not constructive) fraud, each of the other representations and warranties of Buyer contained in Section 3.2, and any certificate related to such representations and warranties, will survive the Closing and continue in full force and effect for 18 months thereafter.

(c)                                  The right to indemnification, reimbursement or other remedy hereunder shall not be affected by (i) any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation or any Excluded Liability or (ii) any supplement to any disclosure schedule. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

(d)                                 Notwithstanding the foregoing, if, on or prior to the Initial Closing Date, Buyer believes that it is entitled to assert Indemnification Claims for matters involving Damages (other than for willful breach) in excess of 5% of the Closing Purchase Price, it shall promptly, but in any event prior to the Initial Closing, provide Seller with a certificate, executed by an officer of Buyer that (i) sets forth a description of all such matters and Buyer’s estimate of applicable Damages, if ascertainable, and (ii) certifies that, to Buyer’s Knowledge, Buyer is not entitled to assert as of the Initial Closing Date any Indemnification Claims other than those set forth therein.  Notwithstanding the foregoing, any amount set forth in any such notice shall solely be applicable to the condition to the Initial Closing set forth in Section 7.3(d), and shall in no way limit Buyer’s ability to make a claim for a different amount of Damages with respect to the Indemnification Claims described by it pursuant to this Section 9.1(d), or for other Indemnification Claims of which it becomes aware, following the Initial Closing.

(e)                                  Nothing contained in this Section 9.1 shall limit Buyer’s right to indemnity pursuant to Sections 9.2(b), (c) and (d).

9.2                               Indemnification Provisions for Benefit of Buyer.

The Seller Parties will, jointly and severally, indemnify and hold the Seller Indemnified Parties harmless from and pay, without duplication, any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(a)                                  Any Breach of any representation or warranty any Seller Party has made in this Agreement as if such representation or warranty were made on and as of each Closing Date (except for representations and warranties made as of a specified date, which shall be deemed to have been made only as of such specified date and except for representations and warranties with respect to Seller’s Business, which shall be deemed to have been made only with respect to the Purchased Business) without giving effect to any supplement to the Seller Disclosure Schedule or the Parent Disclosure Schedule; provided however that this Section 9.2(a) shall not apply to a Breach of any representation or warranty set forth in Section 4.9 which shall be governed by Section 6.3 (which section sets forth the exclusive remedies of Buyer with respect thereto).

(b)                                 Any Breach by any Seller Party of any covenant or obligation of any Seller Party in this Agreement.

(c)                                  Any Excluded Liability and any Liability of Seller, Parent or any of their respective Subsidiaries or Affiliates, or of the Purchased Business which is not expressly assumed by Buyer as one of the Assumed Liabilities.

(d)                                 Any Liability for Taxes with respect to any failure to comply with any Bulk Sales Laws in respect of the Transactions.

9.3                               Indemnification Provisions for Benefit of Seller.

Buyer will indemnify and hold the Buyer Indemnified Parties harmless from and pay, without duplication, any and all Damages, directly or indirectly resulting from, relating to, arising out of, or attributable to any of the following:

(a)                                  Any Breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty were made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be deemed to have been made only as of such specified date), without giving effect to any supplement to the Buyer Disclosure Schedule.

(b)                                 Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

(c)                                  The operation by Buyer of the Purchased Business from and after the Closing Date, except to the extent such Liability has been retained by the Seller Parties under Section 2.2 and Section 9.2(a).

(d)                                 Failure to pay or otherwise satisfy or discharge any Assumed Liability.

(e)                                  Any Liability actually incurred by Seller with respect to or arising out of the settlement or resolution of any dispute with or claim by Konica under the Konica Agreement arising as a result of the consummation of the Transactions; provided, that Buyer’s obligation pursuant to this Section 9.3(e), shall not exceed, in the aggregate, $319,000.

9.4                               Indemnification Claim Procedures.

(a)                                  If any third party notifies any Indemnified Party with respect to the commencement of any Action that may give rise to a claim for indemnification against any

Indemnitor under this ARTICLE 9 (an “Indemnification Claim”), then the Indemnified Party will promptly give notice to the Indemnitor.  Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

(b)                                 An Indemnitor will have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party, if (i) within 10 days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all Damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money Damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.  The Indemnitor will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Indemnification Claim as provided above).

(c)                                  So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 9.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Party will not consent to the entry of any order with respect to the Indemnification Claim without the prior written Consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not Consent to the entry of any order with respect to the Indemnification Claim without the prior written Consent of the Indemnified Party (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its Consent (A) with respect to any finding of or admission (1) of any Breach of any Law, order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnified Party believes could have a material adverse effect on any other Actions to which the Indemnified Party or its Affiliates are a party or to which Indemnified Party has a good faith belief it may become a party, or (B) if any portion of such order would not remain sealed).

(d)                                 Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Indemnification Claim may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnitor, assume the exclusive right to defend, compromise or settle such Indemnification Claim, but the Indemnitor will not be bound by any determination of any Indemnification Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(e)                                  Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

9.5                               Limitations on Indemnification Liability.

(a)                                  With Respect to Claims by the Seller Indemnified Parties.  Except as set forth in Section 9.5(b), any claims the Seller Indemnified Parties make under this ARTICLE 9 will be limited as follows:

(i)                                     Ceiling. The Seller Parties’ aggregate Liability for money Damages will not exceed an amount equal to twenty percent (20%) of the sum of the Enterprise Value of the Center for each of the Centers included as part of the Purchased Business.

(ii)                                  Basket.  The Seller Parties will have no Liability for money Damages unless and until, and then only to the extent, the aggregate Damages claimed exceed an amount equal to 0.74% of the sum of the Enterprise Value of the Center for each of the Centers included as part of the Purchased Business.

(b)                                 Exceptions to Limitations.  The following claims by the Seller Indemnified Parties for indemnification under this ARTICLE 9 shall not be limited by Section 9.5(a):

(i)                                     claims arising out of Breaches of the representations and warranties in Sections 3.1(a) and (b) and Sections 4.1, 4.2, 4.9, 4.16, and 4.17(a),

(ii)                                  claims for actual (but not constructive) fraud, and

(iii)                               claims arising under Sections 9.2(b), (c) and (d).

(c)                                  With Respect to Claims by any Indemnified Party.  Any claims any Indemnified Party makes under this ARTICLE 9 will be limited as follows:

(i)                                     Reduction for Insurance Claims.  The amount of Damages required to be paid for Damages will be reduced to the extent of 75% of any amounts an Indemnified Party actually receives pursuant to the terms of the insurance policies (if any) covering such Indemnification Claims;

(ii)                                  Reduction for Interest.  In determining the amount of Damages payable, the Parties will take into account the time value of money using the Applicable Rate.

(iii)                               Exclusion of Certain Types of Damages.  All indemnification obligations will be limited to actual Damages and will exclude incidental, consequential, lost profits, indirect punitive or exemplary Damages (except, and only to the extent, such amounts are actually awarded by a court in an Action brought by a third party and such Damages arise out of the conduct of the Seller Parties prior to the transfer of the Purchased Business hereunder); provided however, the foregoing restriction on incidental, consequential, lost profits, indirect, punitive and exemplary Damages will not reduce a Person’s ability to assert Damages for diminution in value as an element of actual Damages, whether involving a direct claim against such Person or by a third party.

(iv)                              No Duplication of Adjustments to Purchase Price.  All indemnification obligations will exclude claims arising out of events that have resulted in an adjustment of the Purchase Price for the Purchased Business pursuant to the Net Working Capital Adjustment, the EBITDA Audit Adjustment or Accounts Receivable Adjustment, but only to the extent that the Damages in respect of such indemnification obligations are fully reflected in such Purchase Price adjustments.

9.6                               Indemnification As Exclusive Remedy.

In the event that the Closing occurs, the indemnification provisions in this ARTICLE 9 will be the Parties exclusive remedy with respect to a Breach of this Agreement, other than claims for actual (but not constructive) fraud and other than as set forth in Section 10.5 hereof.

ARTICLE 10.

MISCELLANEOUS

10.1                        Entire Agreement.

This Agreement, together with the Exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions.  Except as expressly contemplated by ARTICLE 9, there are no third party beneficiaries having rights under or with respect to this Agreement.

10.2                        Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors.  The Parties acknowledge that Seller may sell other assets to third parties and that Parent may sell all of the capital stock of Seller to a third party.  No party acquiring the assets of Seller shall be bound by or otherwise become liable for the obligations of Seller hereunder.  At the request of Parent and confirmation by Parent that it is obligated and continues to be obligated for any and all obligations of Seller under this Agreement, at such time after the Closing (if any) that Parent effects a business combination between Seller and some other Person (other than an Affiliate of Parent), whether by sale of stock, sale of substantially all assets, merger, consolidation, amalgamation, conversion or similar transaction, Seller shall be released from any further liability or obligation under this Agreement, and no such other Person shall become bound by or otherwise become liable for the obligations of Seller hereunder.

Notwithstanding the foregoing, if the Purchase Price is distributed to any Person other than Parent or any Affiliate of Parent, such Person shall become liable for the obligations of Seller hereunder.

10.3                        Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder).

10.4                        Notices.

All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

InSight Health Services Corp.

26250 Enterprise Court, Suite 100

Lake Forest, CA  92630-8405

Attn:                    General Counsel

Tel:                            949-282-6130

Fax:                           949-462-3703

Copy to (which will not constitute notice):

Kaye Scholer LLP

425 Park Avenue

New York, NY  10022

Attention: Stephen C. Koval, Esq.

Tel:                            212-836-8019

Fax:                           212-836-8689

If to Seller or Parent:

Cardinal Health 414, Inc.

6464 Canoga Avenue

Woodland Hills, CA 91367

Attn:                    President

Tel:                            (800) 678-6779

Fax:                           (818) 737-4606

Copy to (which will not constitute notice):

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Attn:                    C.N. Franklin Reddick, III

Century Tower Plaza, 2029 Century Park East, Suite 2400

Los Angeles, CA  90067

Tel:                            (310) 229-1000

Fax:                           (310) 229-1001

with an additional copy to (which will also not constitute notice):

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attn:  Chief Legal Officer

Tel:                            (614) 757-7000

Fax:                           (614) 757-6948

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.5                        Specific Performance.

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 10.6 and 10.10, in addition to any other remedy to which they may be entitled, at Law or in equity.

10.6                        Submission to Jurisdiction; Process Agent; No Jury Trial.

(a)                                  Submission to Jurisdiction.  Each Party submits to the jurisdiction of any state or Federal court sitting in Los Angeles, California, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court.  Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court.  Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity.  Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b)                                 Waiver of Jury Trial.  THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS.  The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of the Transactions, including, Contract claims, tort claims, Breach of duty claims and all other common Law and statutory claims.  The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.  Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO.  In the event of an Action, this Agreement may be filed as a written consent to trial by a court.

10.7                        Time.

Time is of the essence in the performance of this Agreement.

10.8                        Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

10.9                        Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

10.10                 Governing Law.

This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of Law principles.

10.11                 Amendments and Waivers.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer, Parent and Seller.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.12                 Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

10.13                 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, Representatives, financial advisors, legal counsel and accountants.

10.14                 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Any reference to any Federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

10.15                 Incorporation of Exhibits, Annexes, and Schedules.

The Exhibits, Annexes, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

10.16                 Remedies.

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity.  Except as expressly provided herein, nothing herein will be considered an election of remedies.

10.17                 Electronic Signatures.

(a)                                  Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

(b)                                 Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect  as physical delivery of the paper document bearing the original signature.  “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INSIGHT HEALTH CORP.

By: /s/ Steven T. Plochocki

Name:	Steven T. Plochocki
Title:	President & Chief Executive Officer

COMPREHENSIVE MEDICAL IMAGING, INC.

By: /s/ Brendan A. Ford

Name:	Brendan A. Ford
Title:	EVP, Corporate Development

COMPREHENSIVE MEDICAL IMAGING CENTERS, INC.

By: /s/ Brendan A. Ford

Name:	Brendan A. Ford
Title:	EVP, Corporate Development

CARDINAL HEALTH 414, INC.

By: /s/ Brendan A. Ford

Name:	Brendan A. Ford
Title:	EVP, Corporate Development